Table of Contents

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED MARCH 1, 2023

NIXPLAY, INC.

12301 Whitewater Dr.

Ste 115

Minnetonka, MN 55343-3932

Phone: (213) 407-8763

UP TO 2,461,075 SHARES OF COMMON STOCK

PRICE: $6.0949 PER SHARE

MINIMUM INVESTMENT: $505.88, or 83 shares

SEE “SECURITIES BEING OFFERED” AT PAGE 55

Nixplay, Inc. is a holding company that owns a 73.77% interest in its various operating subsidiaries. Nixplay Inc. (and its operating subsidiaries) produce smart, Wi-Fi enabled digital photo frames that are supported by the “Nixplay Platform” – our private platform that enables families to share, store, and view their photos, videos, and other digital content through our frames and Nixplay mobile app. Nixplay, Inc. is offering up to 2,461,075 shares of its Common Stock to investors in this offering. For a summary of the organizational structure of Nixplay Inc. and its operating subsidiaries, please see “The Company’s Business.”

The Company’s Chief Executive Officer, Mark Palfreeman, beneficially owns 100% of the outstanding capital stock of the Company as of the date of this offering circular. Assuming all 2,461,075 shares of Common Stock are sold in this offering, Mr. Palfreeman would own approximately 61.9% of the outstanding capital stock of the Company and a majority of the voting power of all of the Company’s equity at the conclusion of this offering.

	Price to Public	Underwriting discount and commissions (1)	Proceeds to Issuer
Per share of Common Stock	$6.0949	$0.2438	$5.8511
StartEngine Investor Fee Per Share (2)	0.2133	–	–
Per Share Plus Investor Fee	6.3082	0.2438	6.0644
Total Maximum(2)	$15,524,953	$600,000	$14,400,000

(1)	The Company has engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as an underwriter of this offering and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. The Company will pay a cash commission of 4% to StartEngine Primary on sales of Common Stock sold through StartEngine Primary. The Company will also pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the Company. FINRA fees will be paid by the Company. This does not include processing fees paid directly to StartEngine Primary by investors. See “Plan of Distribution and Selling Securityholders” for details of compensation payable to third parties in connection with this offering on page 18.

(2)	Investors will be required to pay directly to StartEngine Primary a processing fee (Investor Fee) equal to 3.5% of the investment amount at the time of the investors’ subscription, up to $700 per investor, and to the extent any investor invests more than $20,000, the Company will pay the balance of such 3.5% Investor Fee. This Investor Fee will be refunded in the event the Company does not raise any funds in this offering. See “Plan of Distribution and Selling Securityholders” for additional discussion of this Investor Fee. Assuming the offering is fully subscribed and all investors invest $20,000 or less, investors would pay StartEngine Primary total Investor Fees of $525,000. This amount is included in the Total Maximum offering amount since it counts towards the rolling 12-month maximum offering amount that the Company is permitted to raise under Regulation A. However, it is not included in the “Proceeds to Issuer” column of the table above.

The Company has engaged The Bryn Mawr Trust Company of Delaware as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors. This offering will terminate at the earlier of the date at which the maximum offering amount has been sold, and the date at which the offering is earlier terminated by the Company, in its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the Company will file a post-qualification amendment to include the Company’s recent financial statements. The offering is being conducted on a best-efforts basis without any minimum target. There is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this offering. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company.

INVESTING IN THE COMMON STOCK OF NIXPLAY, INC. IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 4 TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE COMMON STOCK OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sales of these securities will commence on approximately on [   ].

This offering is inherently risky. See “Risk Factors” on page 4.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

In this offering circular, unless context indicates otherwise, the terms “Nixplay”, “the Company”, “we”, “us”, or “our” refers to Nixplay, Inc. and its subsidiaries on a consolidated basis.

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

Overview

Nixplay, Inc. is a corporation formed under the laws of the State of Delaware on June 10, 2022. Nixplay produces smart, Wi-Fi enabled digital photo frames that are supported by the “Nixplay Platform” – our private platform that enables families to share, store, and view their photos, videos, and other digital content through our frames and Nixplay mobile app. Through the Nixplay Platform and our digital photo frames, we have created a content-sharing ecosystem that allows our users to effortlessly store and manage their content and their frame through an easy-to-use mobile app. Nixplay’s products and technology are all geared towards helping us achieve our mission, which is to enable our users to share moments of joy and preserve memories.

The Offering

Securities offered:	Maximum of 2,461,075 shares of Common Stock There is no minimum amount of shares that must be sold in this offering for the Company to close on investments, or for the offering to close.

Minimum Investment:	83 shares, or $505.88

Securities outstanding before the Offering (as of March 1, 2023):

Common Stock	4,000,000 shares

Securities outstanding after the Offering:

Common Stock (assuming the maximum offering amount is raised)	6,461,075 shares*

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•	current reports for certain material events.

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In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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Selected Risks Associated with Our Business

Our business expects to be subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We are subject to data protection requirements.

•	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and investors’ rights agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these agreements.

•	We rely on third parties to provide services essential to the success of our business.

•	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.

•	We face legal and operational risks related to our operations in Hong Kong.

•	We are subject to intense competition in the industry in which we operate, which could cause material reductions in the selling price of our products or losses of our market share.

•	Investors in this offering must vote their shares to approve of certain future events, including our sale.

•	This investment is illiquid.

•	There is no minimum amount of shares that must be sold in this offering for the Company to close on investments, or for the offering to close.

•	We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

•	Investors will be minority owners in our Company. Voting control of the Company is held by our Chief Executive Officer.

•	There is a possibility that our Company may lose eligibility to rely on the exemption provided by Regulation A under the Securities Act during the course of this offering, which could result in us being required to terminate this offering prematurely.

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RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to our Business and Industry

If we are unsuccessful in establishing and increasing awareness of our brand and recognition of our products, or if we incur excessive expense promoting and maintaining our brand or our products, our potential revenues could be limited, our costs could increase and our operating results and financial condition would be harmed.

We believe that acceptance of our products by an expanding customer base depends in large part on increasing awareness of the Nixplay brand and that brand recognition will be even more important as competition in our market increases. Successful promotion of our brand depends largely on the effectiveness of our marketing efforts and on our ability to develop reliable and quality products at competitive prices, as well as our ability to improve, expand, and grow the Nixplay Platform. In addition, globalizing and extending our brand and recognition of our products and services is costly and involves extensive management time to execute successfully. Further, the markets in which we operate are highly competitive. Our future promotion activities may involve significant expense and may not generate desired levels of increased revenue, and even if such activities generate some increased revenue, such increased revenue may not offset the expenses we incurred in endeavoring to build our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in our attempts to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and as a result our operating results and financial condition would suffer.

We may be subject to declining average selling prices, which may harm our results of operations.

Consumer electronic devices such as those we offer are from time to time subject to declines in average selling prices due to evolving technologies, industry standards and consumer preferences. Consumer electronics products are subject to technological changes, which often cause product obsolescence. Companies within the consumer electronics industry are continuously developing new products with heightened performance and functionality. This puts pricing pressure on existing products and threatens to make them, or causes them to become, obsolete.

If we fail to accurately anticipate the introduction of new technologies, we may possess obsolete inventory that can only be sold at lower prices and profit margins than we anticipated. In addition, if we fail to accurately anticipate the introduction of new technologies, we may be unable to compete effectively due to our failure to offer products most demanded by the marketplace. If any of these failures occur, our sales, profit margins and profitability will be adversely affected.

There is no minimum offering amount set for this offering.

This offering is being conducted on a best-efforts basis without any minimum offering amount, which means there is no minimum number of shares that needs to be sold in order for us to close on investments and receive funds tendered by investors in this offering. There also is no minimum amount we must raise for this offering to close. As such, this may mean that the Company does not receive sufficient proceeds in this offering to cover the cost of this offering, or to accomplish its business objectives described elsewhere in this Offering Circular. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

If we are not successful in raising proceeds from this offering, it will have a material negative impact on our Company’s plan of operations and financial condition.

We are dependent upon the proceeds from this offering to successfully carry out our plan of operations. If we sell less than the maximum amount of Common Stock in this offering, we will have less funds available to us to implement our business strategy, which increases the risk we will not be able to achieve our operational goals described elsewhere in this offering circular. Additionally, if we do not raise the maximum offering amount, it could have a material negative impact on our current operations and financial condition, which may force us to scale down certain aspects of our business and could ultimately have a negative impact on our results of operations going forward. There can be no assurance that we will generate the level of financing needed to complete our business objectives from this offering. Investors should be aware of the risks to our Company if we are unsuccessful in raising proceeds from this offering.

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We are subject to intense competition in the industry in which we operate, which could cause material reductions in the selling price of our products or losses of our market share.

The consumer electronics industry is highly competitive, especially with respect to pricing and the introduction of new products and features. Our products compete in the medium- to high- priced sector of the consumer electronics market and compete primarily on the basis of:

•	reliability;

•	brand recognition;

•	quality;

•	price;

•	design; and

•	quality service and support to retailers and our customers.

Our competitors may be able to:

•	adapt more quickly to new or emerging technologies and changes in customer requirements;

•	devote greater resources to the promotion and sale of their products and services; and

•	respond more effectively to pricing pressures.

These factors could materially adversely affect our operations and financial condition. In addition, competition could increase if:

•	new companies enter the market (particularly companies with greater brand recognition and/or greater managerial, financial, marketing, or technical resources than us);

•	existing competitors expand their product mix; or

•	we expand into new markets.

An increase in competition could result in material price reductions or loss of our market share.

Our revenues and earnings could be materially and adversely affected if we cannot anticipate market trends or enhance existing products or achieve market acceptance of new products.

Consumers for electronic devices such as our digital photo frames have other options to choose from and we must compete with other producers of digital photo frames in order to sell our products and generate revenues. Our success is dependent on our ability to successfully anticipate and respond to changing consumer demands and trends in a timely manner. We may not be successful in effectively marketing our products, and we may not be successful in developing new products and/or updating our existing products in response to technological developments or changing customer needs and preferences. In either case, our sales volume may decline and our earnings could be materially and adversely affected. In addition, new products or enhancements by our competitors may cause customers to defer or forego purchases of our products, which could also materially and adversely affect our revenues and earnings.

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If we do not correctly forecast demand for our products, we could have costly excess production or inventories and we may not be able to secure sufficient or cost effective quantities of our products or production materials and our revenues, cost of revenues and financial condition could be adversely affected.

The demand for our products depends on many factors, including pricing and inventory levels, and is difficult to forecast due in part to variations in economic conditions, changes in consumer and business preferences, relatively short product life cycles, changes in competition, seasonality and reliance on key third party carriers. Our inability to correctly forecast demand for our products could result in costly excess production or inventories or the inability to secure sufficient, cost-effective quantities of our products or production materials. This could adversely impact our revenues, cost of revenues and financial condition.

Our products may contain errors or defects, which could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources and increased service costs, warranty claims and litigation.

Our products are complex and must meet stringent user requirements. In addition, we must develop our products to keep pace with the rapidly changing technologies. Sophisticated electronic products like ours may contain undetected errors or defects, especially when first introduced or when new models or versions are released. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products and jeopardize our relationship with carriers. End users may also reject or find issues with our products and have a right to return them even if the products are free from errors or defects. In either case, returns or quality issues could result in damage to our reputation, lost revenues, diverted development resources, increased customer service and support costs, and warranty claims and litigation which could harm our business, results of operations and financial condition.

The loss or significant reduction in business of any of our key customers could materially and adversely affect our revenues and earnings.

Amazon (Vendor) and Best Buy accounted for 51% and 9% of our total sales, respectively, during the year ended December 31, 2021. All purchases of our products by customers are made through purchase orders and we do not have long-term contracts with any of our customers. It is possible that these customers could discontinue purchases of our products. While we believe we could potentially recoup all or a majority of these sales through direct sales to customers on these retailer’s marketplaces in such an event, there is no guarantee we would be able to match the level of sales made to these retailers’ purchases of our products. The loss of the above customers, or any of our other customers to which we sell a significant amount of our products or any significant portion of orders from the above customers, or such other customers or any material adverse change in the financial condition of such customers could negatively affect our revenues and decrease our earnings.

We cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products. The limited certainty of product orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls.

The loss or significant reduction in business on any of our sales channels could materially and adversely affect our revenue and earnings.

We are highly dependent on third party sales channels to distribute and sell our products. In 2021 84% of our sales were through third party sales channels such as Amazon, Best Buy, Walmart etc. Loss of access to these sales channels will impact the long term ability to generate profit.

Certain disruptions in supply of and changes in the competitive environment for raw materials integral to our products may adversely affect our profitability.

We use a broad range of materials and supplies, including displays, Wifi modules, and other electronic components in our products. A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase our operating costs and materially adversely affect our profit margins. Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages, war, acts of terrorism or other interruptions to or difficulties in the employment of labor or transportation in the markets in which we purchase materials, components and supplies for the production of our products, in each case may adversely affect our ability to maintain production of our products and sustain profitability. If we were to experience a significant or prolonged shortage of critical components from any of our suppliers and could not procure the components from other sources, we would be unable to meet our production schedules for some of our key products and to ship such products to our customers in a timely fashion, which would adversely affect our sales, margins and customer relations.

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Our operations would be materially adversely affected if third-party carriers were unable to transport our products on a timely basis.

All of our products are shipped through third party carriers. If a strike or other event prevented or disrupted these carriers from transporting our products, other carriers may be unavailable or may not have the capacity to deliver our products to our customers. If adequate third party sources to ship our products were unavailable at any time, our business would be materially adversely affected.

The seasonality of our business, as well as changes in consumer spending and economic conditions, may cause our quarterly operating results to fluctuate and cause our stock price to decline.

Our net revenue and operating results may vary significantly from year to year. The main factors that may cause these fluctuations are:

•	seasonal variations in operating results;

•	variations in the sales of our products to our significant customers;

•	increases in returned consumer electronics products in the first quarter which follows our peak third and fourth quarter sales;

•	if we are unable to correctly anticipate and provide for inventory requirements, we may not have sufficient inventory to deliver our products to our customers in a timely fashion or we may have excess inventory that we are unable to sell;

•	the discretionary nature of our customers’ demands and spending patterns;

•	changes in market and economic conditions; and

•	competition.

In addition, our quarterly operating results could be materially adversely affected by political instability, war, acts of terrorism or other disasters.

Sales of our products are somewhat seasonal due to consumer spending patterns, which tend to result in significantly stronger sales in our third and fourth fiscal quarters, especially as a result of the holiday season. This pattern will probably not change significantly in the future. Although we believe that the seasonality of our business is based primarily on the timing of consumer demand for our products, fluctuations in operating results can also result from other factors affecting us and our competitors, including new product developments or introductions, availability of products for resale, competitive pricing pressures, changes in product mix, pricing and product reviews. Due to the seasonality of our business, our results for interim periods are not necessarily indicative of our results for the year.

As a result of these and other factors, revenues for any interim period are subject to significant variation, which may adversely affect our results of operations and the market price for our common stock.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational and technical expertise of certain key personnel. Each of the named executive officers performs key functions in the operation of our business. The loss of a significant number of these employees could have a material adverse effect upon our business, financial condition, and results of operations.

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Our failure to attract and retain highly qualified personnel in the future could harm our business.

As the Company grows, it will be required to hire and attract additional qualified professionals such as regulatory professionals, tech professionals, sales and marketing professionals, accounting, and finance experts. We may not be able to locate or attract qualified individuals for such positions, which will affect our ability to grow and expand our business.

If we fail to comply with federal, state, and foreign laws relating to privacy and data protection, we may face potentially significant liability, negative publicity, an erosion of trust, and increased regulation, any of which could materially adversely affect our business, results of operations, and financial condition.

Privacy and data protection laws, rules, and regulations are complex, and their interpretation is rapidly evolving, making implementation and enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Compliance with such laws may require changes to our data collection, use, transfer, disclosure, other processing, and certain other related business practices and may thereby increase compliance costs or have other material adverse effects on our business. As part of the registration process for our Nixplay Platform, we may collect and use personal data, such as names, dates of birth, email addresses, phone numbers, photos and videos, as well as payment card or other financial information that users of the Nixplay Platform provide to us for registration purposes. The laws of many states and countries require businesses, which maintain such personal data to implement reasonable security measures to keep such information secure and otherwise restrict the ways in which such information can be collected, processed, disclosed, transferred and used.

The U.S. government, including Congress, the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. In addition, numerous states have enacted or are in the process of enacting state level data privacy laws and regulations governing the collection, use, and processing of state residents’ personal data. For example, the California Consumer Privacy Act (the “CCPA”) took effect on January 1, 2020. The CCPA establishes a new privacy framework for covered businesses such as ours, and may require us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA provides new and enhanced data privacy rights to California residents, such as affording consumers the right to access and delete their information and to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising any of their CCPA rights. The CCPA imposes potentially severe statutory damages as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. It remains unclear how various provisions of the CCPA will be interpreted and enforced. In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (the “CPRA”). The CPRA further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. Further, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act (the “CDPA”), a comprehensive privacy statute that shares similarities with the CCPA and CPRA. Similar laws have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States. The effects of the CCPA, CPRA, CDPA, and any enactment of any other similar state or federal laws, are and will continue to be significant and may require us to modify our data processing practices and policies and may thereby increase compliance costs (and our potential liability) or have other material adverse effects on our business.

In the European Union, the GDPR, which became effective on May 25, 2018, which, among other things, obligates us to handle and safeguard all personal data we collected from EU residents in accordance with the GDPR for as long as we retain such personal data. This obligation extends to compliance with laws, rules, and regulations regarding cross-border transfers of personal data.

Failure to comply with the GDPR may result in fines of up to 20 million Euros or up to 4% of the annual global revenue of the infringer, whichever is greater. It may also lead to civil litigation, with the risks of damages or injunctive relief, or regulatory orders adversely impacting the ways in which our business can use personal data. Canada is in the process of passing comparable or other robust data privacy legislation or regulation, which may lead to additional costs and increase our overall risk exposure.

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Various other governments and consumer agencies around the world have also called for new regulation and changes in industry practices and many have enacted different and often contradictory requirements for protecting personal information collected and maintained electronically. Compliance with numerous and contradictory requirements of different jurisdictions is difficult and costly for a business such as ours, which collects personal information from our users. If any jurisdiction in which we operate adopts news laws or changes its interpretation of its laws, rules, or regulations relating to data residency or localization such that we are unable to comply in a timely manner or at all, we could risk losing our rights to operate in such jurisdictions. While we have invested and continue to invest significant resources to comply with applicable privacy regulations around the world, many of these regulations expose us to the possibility of material penalties, significant legal liability, changes in how we operate or offer our products, and interruptions or cessation of our ability to operate in key geographic regions, any of which could materially adversely affect our business, results of operations, and financial condition.

Any failure or perceived failure by us to comply with privacy and data protection policies, notices, laws, rules, and regulations could result in proceedings or actions against us by individuals, government agencies, or others. We could incur significant costs in investigating and defending such claims and, if found liable, pay significant damages or fines or be required to make changes to our business. Further, these proceedings and any subsequent adverse outcomes may subject us to significant negative publicity, and an erosion of trust. If any of these events were to occur, our business, results of operations, and financial condition could be materially adversely affected.

If we or our third-party service providers fail to prevent data security breaches, there may be damage to our brand and reputation, material financial penalties, and legal liability, along with a decline in use of our platform, which would materially adversely affect our business, results of operations, and financial condition.

Our cybersecurity measures may not detect or prevent all attempts to compromise our systems, including denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in and transmitted by our systems or that we otherwise maintain. Breaches of our cybersecurity measures could result in any of the following: unauthorized access to our systems; unauthorized access to and misappropriation of information or data, including confidential or proprietary information about ourselves, third parties with whom we do business or our proprietary systems; viruses, worms, spyware or other malware being placed in our systems; deletion or modification of client information; or a denial-of-service or other interruptions to our business operations. Because techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers, we may be unable to anticipate these attacks or to implement adequate preventative measures. While we have not suffered any material breach of our cybersecurity, any actual or perceived breach of our cybersecurity could damage our reputation, expose us to a risk of loss or litigation and possible liability, require us to expend significant capital and other resources to alleviate problems caused by such breaches and otherwise have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may become involved in litigation to protect our intellectual property or enforce our intellectual property rights, which could be expensive, time-consuming and may not be successful.

Competitors may infringe our patents or misappropriate or otherwise violate our intellectual property rights. To counter infringement or unauthorized use, we may engage in litigation to, among others, enforce or defend our intellectual property rights, determine the validity or scope of our intellectual property rights and those of third parties, and protect our trade secrets. Such actions may be time-consuming and costly and may divert our management’s attention from our core business and reduce the resources available for our development, manufacturing and marketing activities, and consequently have a material and adverse effect on our business and prospects, regardless of the outcome.

In addition, in an infringement proceeding, a court may decide that a patent owned by, or licensed to, us is invalid or unenforceable, or may refuse to stop the other party from using the technology in question on the ground that our patents do not cover such technology. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that our confidential information may be compromised by disclosure.

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We may be subject to claims from third parties that our products infringe their intellectual property rights.

Our commercial success depends in large part upon our ability to manufacture, market and sell our products without infringing on the patents or other proprietary rights of third parties. It is not always clear to industry participants, including us, what the scope of a patent covers. There is always a risk that third parties will claim that our product or technologies infringe their intellectual property rights.

Claims for infringement of intellectual property which are brought against us, whether with or without merit, and which are generally uninsurable, could result in time-consuming and costly litigation, diverting our management’s attention from our core business and reducing our resources for business development activities, and consequently have a material and adverse effect on our business and prospects, regardless of the outcome. Moreover, such proceedings could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not being issued. We also may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Uncertainties resulting from the initiation and continuation of litigation or other proceedings could also have a material and adverse effect on our ability to compete in the market. Third parties making claims against us could obtain injunctive or other equitable relief against us, which could prevent us from further developing or commercializing our product candidates.

Infringement claims may be brought against us in the future, and we cannot assure you that we will prevail in any ensuing litigation given the complex technical issues and inherent uncertainties involved in intellectual property litigation. Our competitors may have substantially greater resources than we do and may be able to sustain the costs of such litigation more effectively than we can.

Risks Related to our Operations in Hong Kong

Our Company faces various economic, operational and legal risks because of our corporate structure and our current operations in Hong Kong, which is subject to political and economic influence from mainland China, including the following:

Changes in the political and economic policies of the PRC government may materially and adversely affect our Company’s business, financial condition and results of operations and may result in our Company’s inability to sustain its growth and expansion strategies.

Substantial aspects of our business and operations are currently conducted in Hong Kong through our Hong-Kong based subsidiary, Creedon Technologies HK Limited. While we intend to transfer more of these business functions into the United States in the near future, certain important business operations will remain in Hong Kong, including our operations related to our product hardware and designs. This will increase our Company’s sensitivity to the economic, operational and legal risks specific to China. The PRC government continues to play a significant role in regulating industry development by imposing industrial policies and exercising significant control over the PRC economic growth through allocating resources, controlling payments of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

It is unclear whether and how our Company’s current or future business, prospects, financial condition or results of operations may be affected by changes in China’s economic, political and social conditions and in its laws, regulations and policies. In addition, many of the economic reforms carried out by the Chinese government are unprecedented or experimental and are expected to be refined and improved over time. This refining and improving process may not necessarily have a positive effect on our Company’s operations and business development.

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Uncertainties with respect to the Chinese legal system, regulations and enforcement policies could have a material adverse effect on our Company’s ability to enforce its legal rights.

The PRC government has sovereignty over Hong Kong. As the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties. From time to time, our Hong Kong-based subsidiary may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Such uncertainties could materially and adversely affect our business, impede our Hong Kong-based subsidiary’s operations and reduce the value of your investment in our Company.

Changes in the laws and regulations of China or noncompliance with applicable laws and regulations may have a significant impact on our business, results of operations and financial condition.

The PRC government has sovereignty over Hong Kong, and Hong Kong’s legislature adopts laws that are congruent with PRC government policies and laws. For this reason, our Company’s operations in Hong Kong may become subject to the laws and regulations of China, which continue to evolve. For example, on January 9, 2021, China’s Ministry of Commerce (“MOFCOM”) issued the Rules on Blocking Improper Extraterritorial Application of Foreign Legislation and Other Measures (the “Blocking Rules”), which established a blocking regime in China to counter the impact of foreign sanctions on Chinese persons. The Blocking Rules have become effective upon issuance, but have only established a framework of implementation, and the rules’ effects will remain unclear until the Chinese government provides clarity on the specific types of extraterritorial measures to which the rules will apply. At this time, we do not believe our Hong Kong-based subsidiary would be considered a Chinese person, and we do not know the extent to which the Blocking Rules will impact the operations of our Hong Kong-based subsidiary. There is no assurance that, if these are applicable to our Hong Kong-based subsidiary, that this subsidiary will be able to comply fully with applicable laws and regulations should there be any amendment to the existing regulatory regime or implementation of any new laws and regulations. In addition, the interpretations of many laws and regulations are not always uniform and enforcement of these laws and regulations involve uncertainties.

The continuance of our Hong Kong-based subsidiary’s operations depends upon compliance with, among other things, applicable Chinese environmental, health, safety, labor, social security, pension and other laws and regulations. Failure to comply with such laws and regulations could result in fines, penalties or lawsuits.

Furthermore, our business and operations in Hong Kong entail the procurement of licenses and permits from the relevant authorities. Rapidly evolving laws and regulations and inconsistent interpretations and enforcements thereof could impede our Hong Kong-based subsidiary’s ability to obtain or maintain the required permits, licenses and certificates required to conduct our business in Hong Kong. Difficulties or failure in obtaining the required permits, licenses and certificates could result in our Hong Kong-based subsidiary’s inability to continue our business in Hong Kong in a manner consistent with past practice. In such an event, our business, results of operations and financial condition may be adversely affected.

Our Company is a holding company and, in the future, may rely on dividends and other distributions on equity paid by the Hong Kong-based subsidiary to fund any cash and financing requirements that our Company may have. Any restrictions on our Hong Kong-based subsidiary’s ability to pay dividends or make other payments to our Company could restrict our Company’s ability to satisfy its liquidity requirements and have a material adverse effect on our Company’s ability to conduct its business.

Our Company is a holding company and conducts all of its business through its operating subsidiaries. Our Company may in the future need to rely on dividends and other distributions paid by its operating subsidiaries, including the Hong Kong-based subsidiary, to fund any cash and financing requirements our Company may have. Neither our Company nor our predecessor company (Nixplay Cayman) has received dividends or other distributions from its subsidiaries (including its Hong Kong-based subsidiary) to date. Nonetheless, any limitation on the ability of the Hong Kong-based subsidiary to make payments to our Company, including but not limited to foreign currency controls, could have a material and adverse effect on our Company’s business, prospects, financial condition and results of operation, including our Company’s ability to conduct business, or limit our Company’s ability to grow.

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U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in Hong Kong.

The SEC, the U.S. Department of Justice and other U.S. authorities may have difficulties in bringing and enforcing actions against our Hong Kong-based subsidiary or the directors or executive officers of our Hong Kong-based subsidiary. The SEC has stated that there are significant legal and other obstacles to obtaining information needed for investigations or litigation in China. China has recently adopted a revised securities law that became effective on March 1, 2020, Article 177 of which provides, among other things, that no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without governmental approval in China, no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted outside of China.

There may be difficulties in effecting service of legal process, conducting investigations, collecting evidence, enforcing foreign judgments or bringing original actions in Hong Kong based on United States or other foreign laws against us and our management.

One of our Company’s executive officers (our CFO) splits his time between Hong Kong and the United States. We also currently have operations in Hong Kong through our Hong Kong-based subsidiary (Creedon Technologies HK Limited). It may not be possible to effect service of process within the United States or elsewhere outside of China with regard to any persons or assets of our Company in Hong Kong, including actions arising under applicable U.S. federal and state securities laws. In addition, there are significant legal and other obstacles in China to providing information needed for regulatory investigations or litigation initiated by regulators outside China. Overseas regulators may have difficulties in conducting investigations or collecting evidence within China. It may also be difficult for investors to bring a lawsuit against us in a Chinese court based on U.S. federal securities laws. Moreover, China does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts. Therefore, even if a judgment were obtained against us or our management for matters arising under U.S. federal or state securities laws or other applicable U.S. federal or state law, it may be difficult to enforce such a judgment with respect to our operations, persons, or assets physically located in Hong Kong.

Risks Related to the Securities in this Offering

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement other than those arising under the federal securities laws in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

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Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement other than those arising under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim not arising under the federal securities laws against the Company in connection with matters arising under the subscription agreement, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.

In order to fund future growth and development, the Company will likely need to raise additional funds in the future by offering shares of its common or preferred stock and/or other classes of equity or debt that convert into shares of common or preferred stock as the Company may authorize in the future, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.” Furthermore, if the Company raises debt, the holders of the debt would have priority over holders of Common Stock and the Company may accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

This investment is illiquid.

There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer.

The value of your investment may be diluted if the Company issues additional classes of securities.

In order to advance its program, the Company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the Company.

Some investors have more rights than others.

Pursuant to the terms of the Investors’ Rights Agreement that investors must sign in order to purchase shares of our Common Stock, investors who invest $100,000 or more in this offering will be provided the right to participate in future financings on more favorable terms compared to investors that invest less than $100,000.

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Investors in this offering must vote their shares to approve of certain future events, including our sale.

The Investors’ Rights Agreement that purchasers of Common Stock must sign will contain a “drag-along provision” related to the sale of the Company whereby investors and their transferees agree to vote any shares they own in the same manner as the majority holders of our other classes of voting stock. Specifically, and without limitation, if the board of directors and majority holders of our other classes of stock may determine to sell the Company, depending on the nature of the transaction, investors will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests. Furthermore, if the consideration in such a sale includes securities and an investor’s receipt of such securities requires registration or qualification under securities laws or the provision to the investor of any information other than such information as would generally be available in an offering under Regulation D, the Company may instead pay the investor in cash in lieu of such securities.

Investors will be minority owners in our Company. Voting control of the Company is held by our Chief Executive Officer.

Our Chief Executive Officer, Mark Palfreeman, beneficially owns 100% of the Common Stock of the Company as of the date of this offering circular, representing 100% of the outstanding capital stock of the Company as of the date of this offering circular. Even if the maximum number of shares of Common Stock are sold in this offering, Mr. Palfreeman will still have majority voting control of the Company. Therefore, investors in this offering will have a limited ability to influence our policies or any other corporate matter, including the election of directors, changes to our Company’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval.

There is a possibility that our Company may lose eligibility to rely on the exemption provided by Regulation A under the Securities Act during the course of this offering, which could result in us being required to terminate this offering prematurely.

Regulation A provides an exemption from the registration requirements of the Securities Act for issuers with their "principal place of business” in the United States or Canada. An issuer’s “principal place of business” is considered to be the place from which its officers, partners, or managers primarily direct, control and coordinate the issuer’s activities. As described under the “The Company’s Business” section of this offering circular, the Company is currently in the process of transitioning its operational hub from Hong Kong (under Creedon Technologies HK Limited) to the United States (under Nixplay, Inc.) and is still in the process of obtaining the appropriate work visas to be employed directly by the Company. Our executive officers have work visas enabling them to work at Creedon Technologies USA, LLC, the Company’s United States operating subsidiary (under that entity’s L-1 Blanket visa). As such, our Company is contracting with Creedon Technologies USA, LLC for management services pursuant to an agreement (the “Services Agreement”) until such time as those executive officers are able to obtain work visas enabling them to work directly at the Company. However, there is no guarantee those executive officers will be able to obtain such work visas, or once obtained, be able to renew them prior to their expiration. Additionally, there is no guarantee our executive officers will be able to renew their current work visas prior to their expiration, or at all. For example, the US work visa of our CEO, Mark Palfreeman, is set to expire in August 2023. There are also important non-executive officer members of our team that currently cannot work directly for our Company. Additionally, our current management structure creates a degree of complexity with respect to whether we meet the “principal place of business” requirements set forth above. For example, while our CEO and CFO intend to work full-time in the United States at the Company in the future, our CEO currently splits his time between the United States and the United Kingdom, and our CFO currently splits his time between Hong Kong and the United States. It is possible that, going forward, we could believe we meet the “principal place of business” criteria described above, but the Commission could disagree with our view. As a result of the above factors, we may fail to meet the “principal place of business” requirement above, lose our eligibility to conduct a Regulation A offering, and be required to terminate this offering. Such events would impair our ability to raise capital from this offering, and may force us seek other sources of capital by utilizing other methods of capital raising. This could divert our management’s attention from running the Company’s core business, lead to additional expenses the Company is not currently accounting for, and could negatively impact our plan of operations following this offering, including delaying our current goal timelines, or potentially causing us to forego certain planned operations or goals entirely. Investors should be aware of the potential risks associated with us losing eligibility to conduct this offering.

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Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

 Investors in this offering have the option of paying for their investment with a credit card. Interest charged on unpaid card balances (which can reach almost 25% in some states) may add to the effective purchase price of the shares you buy. The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following tables demonstrate the price that new investors in this offering are paying for their shares of Common Stock with the effective cash price paid by existing stockholders under various total investment scenarios and assuming that the shares of Common Stock in this offering are sold at $6.0949 per share. The tables present shares and pricing as issued and reflect all transactions since inception. Since Nixplay, Inc. was incorporated on June 10, 2022, the share numbers and amounts in this table reflect the instruments issued and outstanding as of September 30, 2022.

The following table assumes the offering is fully subscribed.

	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock	September 11, 2022	3,990,000	0	3,990,000	$1.6876	(1)
Common Stock	July 29, 2022	10,000	0	10,000	$0.0001

Total Common Share Equivalents		4,000,000	0	4,000,000	$1.6834
Investors in this offering, assuming $15 million raised from sales of Common Stock in this offering			2,461,075	2,461,075	$6.0949
Total after inclusion of this offering		4,000,000	2,461,075	6,461,075	$3.3638

The following table assumes the Company raises 25% of the maximum offering amount.

	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock	September 11, 2022	3,990,000	0	3,990,000	$1.6876	(1)
Common Stock	July 29, 2022	10,000	0	10,000	$0.0001

Total Common Share Equivalents		4,000,000	0	4,000,000	$1.6834
Investors in this offering, assuming $3.75 million raised from sales of Common Stock in this offering			615,269	615,269	$6.0949
Total after inclusion of this offering		4,000,000	615,269	4,615,269	$2.2715

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The following table assumes the Company raises 50% of the maximum offering amount.

	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock	September 11, 2022	3,990,000	0	3,990,000	$1.6876	(1)
Common Stock	July 29, 2022	10,000	0	10,000	$0.0001

Total Common Share Equivalents		4,000,000	0	4,000,000	$1.6834
Investors in this offering, assuming $7.5 million raised from sales of Common Stock in this offering			1,230,538	1,230,538	$6.0949
Total after inclusion of this offering		4,000,000	1,230,538	5,230,538	$2.7212

The following table assumes the Company raises 75% of the maximum offering amount.

	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock	September 11, 2022	3,990,000	0	3,990,000	$1.6876	(1)
Common Stock	July 29, 2022	10,000	0	10,000	$0.0001

Total Common Share Equivalents		4,000,000	0	4,000,000	$1.6834
Investors in this offering, assuming $11.25 million raised from sales of Common Stock in this offering			1,845,806	1,845,806	$6.0949
Total after inclusion of this offering		4,000,000	1,845,806	5,845,806	$3.0763

_______________

(1)	Effective September 11, 2022, in connection with the 2022 Reorganization, Nixplay Inc. issued 3,990,000 shares of its Common Stock to Solon in exchange for 73.77% ownership interest in Nixplay Cayman. No cash payment has been made for this transaction. This represents an effective cash price of $1.6876 per share of Common Stock issued in this transaction, if calculated based on the amount of Equity Attributable to Shareholders of Nixplay, Inc. at December 31, 2021. The shares were issued to the CEO of the Company.

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2019 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2020 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The Company is offering a maximum of 2,461,075 shares of Common Stock on a “best efforts” basis as described in this offering circular. The minimum subscription is $505.88, or 83 shares. The Company has engaged StartEngine Primary as its sole and exclusive placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best-efforts basis. As such, StartEngine Primary is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com. This offering circular will be furnished to prospective investors 24 hours per day, 7 days per week via a link on the Company’s campaign page on the startengine.com website.

Commissions and Discounts

The following table shows the discounts and commissions payable to the StartEngine Primary in connection with this offering, assuming a fully subscribed offering.

Per Share
Public offering price	$6.0949
StartEngine Primary Investor Fee per share (1)	$0.2133
Per Share Price plus Investor Fee	$6.3082
StartEngine Primary commissions (2)	$0.2438
Proceeds, before expenses, to us	$5.8511

_________________

(1)	Investors will be required to pay directly to StartEngine Primary a processing fee (Investor Fee) equal to 3.5% of the investment amount at the time of the investors’ subscription, up to a maximum of $700 per investor. The Company must pay any amounts owed on the Investor Fee over $700 (i.e. 3.5% on any amounts invested over $20,000 by an individual investor).
(2)	StartEngine Primary will receive commissions paid by the Company of 4% of the offering proceeds.

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

•	design, build, and create the Company’s campaign page,

•	provide the Company with a dedicated account manager and marketing consulting services,

•	provide a standard purchase agreement to execute between the Company and investors, which may be used at the Company’s option and

•	coordinate money transfers to the Company.

In addition to the commission described above, the Company agrees to pay StartEngine Primary a fee of $15,000 for out of pocket accountable expenses paid prior to commencing this offering.  Any portion of this amount not expended and accounted for will be returned to the Company. Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the Company to StartEngine Primary will be approximately $615,000, assuming no investors in the offering individually invest more than $20,000. (If investors do invest over $20,000 individually, the Company would have to pay the Investor Fee owed to StartEngine Primary on the excess amounts – i.e. 3.5% on amounts over $20,000).

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StartEngine Primary will charge you a non-refundable processing fee (the “Investor Fee”) equal to 3.5% of the amount you invest at the time you subscribe for our securities, equivalent to $0.2438 per share. In the event an investor invests in excess of $20,000, the Investor Fee shall be limited to $700 and the Company shall pay the 3.5% additional commission with respect to any amount in excess of $20,000. The Investor Fee will be refunded in the event the Company terminates this offering.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”), an affiliate of StartEngine Primary, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost and the Company will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

No Minimum Offering Amount

This is a “best efforts” offering with no set minimum offering amount and we may close on any funds tendered by investors in this offering. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds, and that the Company may close this offering without having raised adequate capital to effectively pursue its current business plan or to cover the expenses of this offering. See the “Risk Factors” section of this offering circular for more information.

No Selling Securityholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

StartEngine Secure LLC, an affiliate of StartEngine Primary, will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

Investors’ Tender of Funds

In order to invest, investors will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, subscription agreement, and any other relevant exhibit attached thereto. Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount, including the StartEngine Primary Investor Fee, that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the Company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The Company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. The Company estimates that processing fees for credit card subscriptions will be approximately 4% of total funds invested per transaction, although credit card processing fees may fluctuate. The Company intends to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. The Company estimates that approximately 85% of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds.” Upon closing, funds tendered by investors will be made available to the Company for its use.

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The Escrow Agent is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in the Company, recommend the Company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the Company or this offering. All inquiries regarding this offering or escrow should be made directly to the Company. In the event that the Company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to the Company’s agreement with StartEngine Primary, the Company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 4% of the deposit hold will be released to the Company. The remaining 2% will be held for the final 120 days of the deposit hold. After such further 120 days, the remaining 2% will be released to the Company.

In the event that it takes some time for the Company to raise funds in this offering, the Company will rely on income from sales, funds raised in any offerings from accredited investors.

Escrow Agent

We have entered into an Escrow Agreement with The Bryn Mawr Trust Company of Delaware LLC (the “Escrow Agent”), which can be found in Exhibit 8.1 to the Offering Statement of which this offering circular is a part. Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by us or our agents to transfer funds by debit card, wire or ACH (checks will not be accepted) directly to the escrow account established for this offering. We may terminate the offering at any time for any reason at our sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter, placement agent or sales agent of this offering and will not solicit any investments, recommend our securities, distribute this offering circular or other offering materials to investors or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of us or this offering. All inquiries regarding this offering or escrow should be made directly to us.

Perks

Investors in this offering are eligible to receive certain perks depending on their investment amount.

Investors that meet the following criteria will receive the following perks:

Tier 0

o	Investors who invest $505.88 - $2,499 will receive 1 lifetime Nixplay Plus membership for you or friends and family ($1,250 retail value)

Tier 1

o	Investors who invest $2,500 - $4,999 will receive a new Nixplay Touch Classic 10” frame ($159.99 retail value) and a lifetime Nixplay Plus membership for you or friends and family ($1,409.99 retail value)

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Tier 2:

o	Investors who invest $5,000 - $9,999 will receive a new Nixplay Touch Classic 10” frame and a new Nixplay Touch 10” frame ($349.98 retail value) and 2 lifetime Nixplay Plus memberships for you or friends and family ($2,849.98 retail value)

Tier 3:

o	Investors who invest $10,000 - $19,999 will receive a new Nixplay Touch Classic 10” frame, a new Nixplay Touch 10” frame and a new Nixplay Touch 10” polished steel frame and 3 lifetime Nixplay Plus memberships for you or friends and family ($4,319.97 retail value)

Tier 4:

o	Investors who invest $20,000 - $49,999 will receive new Nixplay Touch Classic 10” frame, a new Nixplay Touch 10” frame, a new Nixplay Touch 10” polished steel frame and a fourth frame of your choice and 4 lifetime Nixplay Plus memberships for you or friends and family ($5,789.96 retail value)

Tier 5:

o	Investors who invest $50,000+ will receive an invitation to all shareholder calls + Tier 4 perks

Any perks earned by investors in this offering may not be received by investors until after the offering is completed – as such, investors who qualify for any of the perks above should be aware they will not receive those perks immediately upon investing.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT PURCHASE PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

Provisions of Note in our Investors’ Rights Agreement

Drag Along Right

Investors in this offering will execute an investors’ rights agreement that contains a “drag-along provision” related to the sale of the Company. Investors who purchase Common Stock agree that, if the board of directors and the majority of the holders of the Company’s Common Stock vote in favor of a sale of the Company, then such holders of Common Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the Company and deliver any documentation or take other actions reasonably requested by the Company or the other holders in connection with the sale.

Right of First Offer

Investors in this offering will execute an investors’ rights agreement that contains a “right of first offer” provision as follows. Holders of Common Stock who invest $100,000 or more in this offering (“Major Investors”) will receive participation rights to purchase the portion of New Securities (as defined below) that the Company may issue which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion of other instruments then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion of all outstanding securities of the Company that may be converted and/or exercised for Common Stock). The holder will have no right to purchase any New Securities if the investor cannot demonstrate to the Company’s reasonable satisfaction that the investor is at the time of the proposed issuance of New Securities eligible to purchase such New Securities under applicable securities laws.

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“New Securities” means collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities. “New Securities” does not include: (i) shares of Common Stock issued or issuable upon conversion of any outstanding shares of preferred stock; (ii) Common Stock or preferred stock issued in any offering concurrent with the offering in which the holder is investing; (iii) shares of Common Stock or preferred stock issuable upon exercise of any options, warrants, or rights to purchase any securities of the Company outstanding as of the date the offering statement is qualified by the Commission and any securities issuable upon the conversion thereof; (iv) shares of Common Stock or preferred stock issued in connection with any stock split or stock dividend or recapitalization; (v) shares of Common Stock (or options, warrants or rights therefor) granted or issued after the date the offering statement is qualified by the Commission to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the board of directors; (vi) any other shares of Common Stock or preferred stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the board of directors; (vii) shares of Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act; and (viii) any other shares of the Company’s capital stock, the issuance of which is specifically excluded by approval of the board of directors.

The terms of the right of first offer require the Company to send the Major Investors, or their proxies, if applicable, a notice describing the type of New Securities and the price and the general terms upon which it proposes to issue the New Securities. Under the terms of the right of first offer, a Major Investor has twenty (20) days from the date of notice, to agree to purchase a quantity of New Securities, up to their proportionate share. If a Major Investor fails to exercise in full the right of first offer within the 20-day period, then the Company has one hundred eighty (180) days after that to sell the New Securities with respect to which the Major Investor’s right of first offer was not exercised. Under the terms of the right of first offer, if the Company has not issued and sold the minimum amount of New Securities to be sold in the financing within the 180-day period, then the Company will not issue or sell any New Securities without again first offering those New Securities to Major Investors in accordance with the terms of the certificate of incorporation.

This right will terminate and be of no further force or effect (i) on the date the Company becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 or (ii) upon the closing of a Sale of the Company other than a Stock Sale, whichever event occurs first. A “Sale of the Company” shall mean (a) a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company. A “Stock Sale” is a transaction in which a more than fifty percent (50%) of the outstanding voting power of the Company is acquired.

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Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the subscription agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, other than claims arising under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

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USE OF PROCEEDS TO ISSUER

Assuming a maximum raise of $15,000,000, the net proceeds of this offering would be approximately $12,272,500 after subtracting estimated offering costs of $600,000 to StartEngine Primary in commissions, $510,000 in estimated credit card processing fees paid on behalf of investors in this offering, $165,000 in audit fees, $2,500 in Edgarization fees, $50,000 in legal fees and $1,400,000 in advertising fees

Assuming a raise of $7,500,000, representing 50% of the maximum offering amount, the net proceeds of this offering would be approximately $6,027,500 after subtracting estimated offering costs of $300,000 to StartEngine Primary in commissions, $255,000 in estimated credit card processing fees paid on behalf of investors in this offering, $165,000 in audit fees, $2,500 in Edgarization fees, $50,000 in legal fees and $700,000 in advertising fees.

Assuming a raise of $2,500,000, representing approximately 17% of the maximum offering amount, the net proceeds of this offering would be approximately $1,859,500 after subtracting estimated offering costs of $165,000 to StartEngine Primary in commissions, $85,000 in estimated credit card processing fees paid on behalf of investors in this offering, $165,000 in audit fees, $2,500 in Edgarization fees, $50,000 in legal fees and $238,000 in advertising fees.

Please see the table below for a summary our intended use of the net proceeds from this offering

Percent	$2,500,000 Raise		$7,500,000 Raise		Maximum Offering $15,000,000 Raise
Allocation	Use Category	%	Use Category	%	Use Category
55%	Marketing & User Acquisition	55%	Marketing & User Acquisition	55%	Marketing & User Acquisition
40%	Product Development	40%	Product Development	40%	Product Development
5%	General and Administrative (1)	5%	General and Administrative (1)	5%	General and Administrative (1)

(1)	A portion of the proceeds allocated to “General and Administrative” expenses will be used to pay amounts incurred under the Services Agreement, which could include compensation to officers and/or directors of the Company.

Because the offering is a “best efforts”, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company

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THE COMPANY’S BUSINESS

Overview

Nixplay, Inc. is a corporation formed under the laws of the State of Delaware on June 10, 2022. Nixplay produces smart, Wi-Fi enabled digital photo frames that are supported by the “Nixplay Platform” – our private platform that enables families to share, store, and view their photos, videos, and other digital content through our frames and/or Nixplay mobile app. Through the Nixplay Platform and our digital photo frames, we have created a content-sharing ecosystem that allows our users to effortlessly store and manage their content and their frame through an easy-to-use mobile app. Nixplay’s products and technology are all geared towards helping us achieve our mission, which is to enable our users to share moments of joy and preserve memories.

Organizational History

The Company’s origins began with Creedon Technologies USA, LLC, a Minnesota limited liability company formed in 2009. The initial focus of the Company was online sales of digital picture frames. To facilitate sales in various geographic areas in which digital picture frames were being sold, the Company established entities (or utilized already established entities) in the United Kingdom (Creedon Technologies Limited), Canada (Creedon Technologies Canada Limited), and Hong Kong (Creedon Technologies HK Limited).

In 2014, the Company effected a reorganization whereby one newly established entity, Creedon Technologies Holding Limited (formed under the laws of the Cayman Islands in June 2014) became the 100% owner of all the various operating entities of the Company (the “2014 Reorganization”). The purpose of the 2014 Reorganization was primarily to better organize the Company to facilitate fundraising through selling equity in the Company. Creedon Technologies HK Limited became the primary operational entity and headquarters for the Company’s operations after the 2014 Reorganization and was also an intermediary holding company between the Cayman entity and the other entities (i.e., Creedon Technologies Holding Limited owned 100% of Creedon Technologies HK Limited, which in turn owned 100% of all other subsidiaries of the Company).

The Company continued its strategy of establishing subsidiaries in different geographic regions to facilitate sales in those regions, forming Creedon Technologies DE GmbH in Germany in 2018. In March 2019, Creedon Technologies Holding Limited changed its name to “Nixplay” (which we refer to as “Nixplay Cayman” - a different entity than Nixplay, Inc., our Company).

Effective September 11, 2022, the Company underwent another reorganization (the “2022 Reorganization”), pursuant to which Nixplay, Inc. (our Company) was formed, and became the majority owner of Nixplay Cayman. As a result, Nixplay, Inc. is now a majority owner of Nixplay Cayman, which in turn owns 100% of Creedon Technologies HK Limited, which in turn owns all other operating subsidiaries of the Company. A copy of the primary transactional document governing the 2022 Reorganization is included as exhibit 7.1 to the offering statement of which this offering circular forms a part.

The purpose of the 2022 Reorganization was to move the Company’s operational hub from Hong Kong (under Creedon Technologies HK Limited) to the United States (under Nixplay, Inc.), along with the majority of the Company’s executive officers.

As of the date of this offering circular, however, the Company’s executive officers lack the appropriate work visas to migrate from Creedon Technologies HK Limited to Nixplay, Inc. Those executive officers do, however, have work visas enabling them to work at Creedon Technologies USA, LLC, the Company’s United States operating subsidiary. As such, Nixplay, Inc. is contracting with Creedon Technologies USA, LLC for management services pursuant to an agreement (the “Services Agreement”) until such time as those executive officers are able to obtain work visas enabling them to work directly at Nixplay, Inc. While we expect that such work visas could be obtained by early 2023, there is no guarantee we will be able to obtain such visas by this time. See “-- Operations – Services Agreement with Creedon Technologies USA, LLC” further below in this section for a description of this management agreement between Nixplay, Inc. and Creedon Technologies USA, LLC.

The chart below reflects the current organizational structure of the Company after the 2022 Reorganization.

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Our Subsidiaries

Nixplay Cayman. Nixplay Cayman is a holding company incorporated in 2014 in the Cayman Islands. Nixplay Cayman is a holding company of Creedon Technologies HK Limited, and has no material operations. Prior to the 2022 Reorganization, Nixplay Cayman was the primary holding company for all Nixplay entities. Through the 2022 Reorganization, the Company took over this role, acquiring a majority interest (73.77%) of Nixplay Cayman. The remainder of Nixplay Cayman (26.23%) is owned by 43 individual stockholders, none of which own greater than 5% of Nixplay Cayman’s capital stock. Joel Durbridge, the Chief Operating Officer of the Company, is one of those 43 shareholders, owning 0.2% of Nixplay Cayman.

Creedon Technologies Limited. Creedon Technologies Limited is a United Kingdom limited company formed in 2006. Previously, this entity handled product distribution and sales in the United Kingdom. As of the date of this Offering Circular, this entity is non-operational.

Creedon Technologies DE GmbH. As described above, Creedon Technologies DE GmbH is a German company formed in 2018 through which product sales are made in Germany, France, Italy, and Spain.

Creedon Technologies HK Limited. Creedon Technologies HK Limited is a limited company incorporated in 2010 in Hong Kong. Prior to the 2022 Reorganization, Creedon Technologies HK Limited was the primary operational hub of the Company, and the Company’s headquarters. As of the date of this offering circular, these operations have shifted to Nixplay, Inc. Creedon Technologies HK Limited will now primarily be a sourcing entity for inventory, overseeing production by manufacturers of our digital photo frames. Further, Creedon Technologies HK Limited will support the operations of Creedon Technologies PH Limited, which is a branch office of Creedon Technologies HK Limited. Finally, Creedon Technologies HK owns all of the Company’s patents.

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Creedon Technologies Canada Limited. Creedon Technologies Canada Limited is a Canadian limited company formed in 2013. Product sales (and related operations) in Canada are conducted through this entity.

Creedon Technologies PH. Creedon Technologies PH is a company formed in 2013 in the Philippines. Product sales operations and customer services (and related operations) in the Philippines are conducted through this entity. It is a branch office of Creedon Technologies HK Limited.

Creedon Technologies USA, LLC. Creedon Technologies USA, LLC is a Minnesota limited liability company formed in 2009. Historically, product sales (and related operations) were handled through this entity. As of the date of this offering circular, and as a result of the 2022 Reorganization, this entity provides management services to the Company, and is the direct employer of the executive officers that will ultimately become employees of Nixplay, Inc. once appropriate U.S. work visas have been obtained, as described further above under “Organizational History”. Additionally, sales activities in the United States will still be conducted through Creedon Technologies USA, LLC, and Creedon Technologies USA, LLC will contract and interface directly with our U.S. customers and logistics partners.

Nixplay UK Limited. Nixplay UK Limited is a UK limited company formed in 2021 to be the distribution and commercial entity of the Company in the UK. It also provides support functions for the European market for product refurbishment, logistics, and administration.

Nixplay Design Limited. Nixplay Design Limited is a UK limited company formed in 2021 for the purposes of holding certain of the Company’s trademarks.

Principal Products and Services

Nixplay Platform

The Nixplay Platform allows users to share digital content such as photos and video directly to a Nixplay digital photo frame. Users can:

•	Send and receive photos and video from friends and family to display in a Nixplay Digital Photo Frames;

•	Create shared “playlists” comprised of photos and videos between users in order to collaborate on content sharing;

•	Edit photos and videos

•	Store photos and videos

•	Caption your photos and add comments to other users’ photos;

•	Invite friends to share photos and video to your frame; and

•	Use the app as a remote control for a frame, changing the photos or videos being displayed.

The Nixplay Platform allows users to create a photo-sharing network that is private, secure, and GDPR and CCPA-compliant. Data is both encrypted and stored in the United States.

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The Nixplay Platform is accessible via the “Nixplay” mobile application, available on IOS and Google Playstore, as well as through our website at www.nixplay.com. The Nixplay Platform has integrations with Google Photos, Dropbox, Facebook, and Instagram, allowing users to connect their content from wherever they store it.

There is no charge for downloading or using the Nixplay Platform – however, we do offer a “premium” version of the Nixplay Platform for a fee, via our “Nixplay Plus” membership described further below.

Nixplay Digital Photo Frames

Nixplay produces a number of types of smart, Wi-Fi enabled digital photo frames that connect to the Nixplay Platform.

•	Smart Frames. (MSRP From $129.99 to $239.99 per frame). Our signature Wifi-enabled digital photo frames, which come in four sizes – 8-inch to 15-inch. Capable of playing videos and displaying digital photos shared through the Nixplay Platform.

•	Touch Frames. (MSRP $149.99 to $219.99 per frame). A Smart Frame with a touch screen, allowing control of all frame functionality through the screen without a remote.

•	Ultra Frames. (MSRP $299.99 per frame). Ultra refers to its ultra-high resolution, 2K display which has 77% more pixels to give sharper image quality. Ultra Frames are our most premium product offering, and are available in gold and silver steel finishes.

Each Nixplay digital photo frame comes with:

•	niX-Spectre Display

Engineered to deliver the widest possible viewing angle, while still maintaining crisp and vibrant color reproduction of a user’s photos and videos.

•	niX-Smart Face Framing

When activated, our frame's proprietary A.I. automatically positions people nearer the center of the frame for the best viewing experience.

•	niX-Sense Me

A smart sensor that wakes the frame when someone is in the room and sleeps the frame when no one is present.

Nixplay Print Shop

Through a partnership with FujiFilm, the Nixplay Platform offers a “Print Shop” that allows users to print photos from our website www.nixplay.com with Fujifilm's quality print service. This printing service launched in November 2021 with Fujifilm in the United States.

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Our printing services include the ability to create:

-	Photo Books
-	Prints
-	Easel Gallery Wrapped Canvas
-	Metal Wall Art
-	Plaques
-	Mugs
-	Gallery Wrapped Canvas
-	Framed Prints
-	Stationery Cards
-	Calendars
-	Puzzles
-	Mousepads
-	Colored Edge Mounted Prints
-	Ornaments
-	Mobile Cases

Users simply choose which printing services they would like on our Nixplay App, and orders are automatically sent to FujiFilm for printing. FujiFilm charges us a set fee for the printing and delivery. We charge a margin on top of this for our users.

Prices of the services above vary - the cheapest options being standard photo prints at $0.29 per photo, with the more expensive options such as Metal Wall Art and Blankets ranging from approximately $40 to $80. Customers may also be entitled to certain savings depending on the mixture and volume of products purchased.

Members of “Nixplay Plus” described below are eligible to receive discounts on printing services.

Nixplay Plus Membership

The “Nixplay Plus” membership offers enhanced user benefits and features and offers wider gifting options through our Print Shop.

The benefits of the Nixplay Plus membership include:

	Plus Members	Non members
Frame Discount	25%	---
Print Shop Discount	Up to 80%	Up to 20%
Warranty Period	Lifetime	1 year
Video Duration	1 min.	15 sec.
Shared Playlists	Unlimited	5
Cloud Storage	50 GB	10 GB
In-app Photo Editing	Yes	---
Exclusive Frames*	Yes	---
Connect Frames	Up to 10	Up to 5
Customer Support	Dedicated 24/7	Mon - Fri
30-day Money-Back Guarantee	Yes	Yes

* Occasionally, Nixplay will release a limited run frame that will be made available to Nixplay Plus subscribers only.

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We currently offer two Nixplay Plus membership options:

•	Annual payment at $49.99 (equal to $4.17 per month) and,

•	Quarterly payment at $14.97 (equal to $4.99 per month)

Market

The United States is our key market, comprising 82% of our total revenues during the year ended December 31, 2021. Our next biggest markets (in order of significance) are Germany, the United Kingdom (UK), and Canada, France, and Japan.

Our end-customers of our digital frames are:

•	55% Female, 45% Male.
•	85% Homeowners.
•	55% household income above $100,000.

The age demographics of our customers are:

•	0-18: 5%
•	25-34: 25%
•	35-44: 25%
•	45-54: 21%
•	55-64: 24%

We believe our Total Addressable Market (TAM) consists of the markets for Smart Home Devices, Photo Printing, and Gifting (as we are a heavily gifted product).

The future outlook of these markets in the United States are as follows:

•	Smart Home Devices (1)
■	2021: $28.8bn
■	2023: $32.5bn
■	2025: $46.8bn

•	Photo Printing (2):
■	2021: $17.3bn
■	2023: $20.3bn
■	2025: $23.8bn

•	Gifting(3):
■	2022: $258bn
■	2025:: $312bn

(1)	Based on data from a report titled “Global smart home market revenue 2016-2022” published by Statista. (July 2022)
(2)	Based on data from a report titled “Photo Printing Market Forecast to 2027” published by The Insight Partners (May 2020)
(3)	Based on data from a survey titled “Unboxed: The $258 Billion US Corporate Gifting Opportunity” published by Coresight Research in June 2022.

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We believe we are well-positioned to capitalize on the forecasted growth of these markets in the United States.

Further, we believe we are well-positioned to grow with the growth of the elderly population in the United States, as predicted by the U.S. Census Bureau in March 2018 based on 2017 National Population Projections. Purchasers of our digital photo frames report very often that the products are being purchased as a gift to elder family members. Our current advertising strategy consists of digital marketing and PR publications, predominantly in online publications with a focus on the US market. We have also engaged in TV and other offline advertising campaigns.

Further, our products are often gifted - and we believe this allows us to benefit from a strong network effect, as our customers often organically increase awareness of our Company by gifting our products to individuals that may have previously been unaware of us.

Distribution

Nixplay sells its digital photo frames worldwide through either retail channels or direct-to-consumer channels. We sell direct-to-consumer via our website (www.nixplay.com), as well through online marketplaces of third-party retailers such as Amazon (Seller Central), Target, Walmart, and (through which we sell directly to consumers with a commission to each sale applied by the retailer’s marketplace).

Retailers in our network include Amazon (Vendor), Best Buy, Walmart, and Kohls. The Company receives purchase orders for our products from retailers, and fulfils those purchase orders. The purchase orders received by the Company are singular in nature, obligating the Company to provide a certain amount of product in exchange for a certain purchase price as set forth in the applicable purchase order. Retailers may generally cancel or reschedule orders without penalty, and delivery schedules requested by retailers in their purchase orders frequently vary based upon each customer’s particular needs. Additionally, shipments to customers may be delayed due to inventory constraints. None of these purchase orders obligate the purchaser to make future purchases, and do not guarantee any future revenue to the Company.

For the year ended December 31, 2021, approximately 35% of our sales were comprised of direct-to-consumer sales (19% through Amazon (Seller Central), and 16% through nixplay.com), and the remainder was sold through retailers (Amazon, Best Buy, Kohls, etc.) who purchased and resold our products.

We utilize various third-party logistics providers to help us facilitate shipping and order fulfilment in the various territories in which we make product sales. The services providers bill Nixplay on a monthly basis based on work completed. Our total logistics costs, including freight shipping, were $1,944,685 for the year ended December 31, 2021.

Customers

During the year ended December 31, 2021, approximately 51% of our sales were generated from sales to Amazon (Vendor), from bulk-purchases of our products that were re-sold to end-customers directly. As described above, sales made to Amazon (Vendor) are on a purchase-order basis, with such purchase orders being satisfied once the products are delivered as specified in the order.

Best Buy was the next most significant purchaser of our products during the year ended December 31, 2021, representing 9% of our total product sales during 2021.

No other single customer accounted for more than 3% of our sales in 2021.

As of December 2021, we had approximately 2.5 million user accounts on the Nixplay Platform and 643,000 Monthly Active Users (MAUs) on the Nixplay Platform. Monthly Active Users are defined as users that have connected to the Nixplay Platform (via our Mobile App or Web App).

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Competition

We face competition from a number of companies. We believe our most direct competitors are Aura and Skylight, which each offer digital photo frames that can display digital content. We also compete indirectly with larger, well-known companies in the tech industry that that offer similar products and services that our Company offers, such as Amazon and Google (via their “Echo” and “Nest” devices, respectively, which can also display digital content), and Shutterfly and Moonpig (each of which facilitate sharing and gifting of personalized photos).

Our Advantage

We believe that we have a number of competitive advantages against other participants in this market. We are the only brand in the space creating a private content sharing platform that integrates with multiple content providers (Google, Dropbox, Facebook, etc.) and that this level of integration enables easier sharing and engagement between family and friends.

Furthermore, our Nixplay Plus Membership subscription differentiates us by providing other market place enhancements (e.g. extended warranty and print discounts) and software upgrades (e.g. enhanced editing and extended video playback).

The Nixplay Platform encourages sharing of digital content and engagement with that content. This creates a rich dataset that will enable more predictive products and services in the future. By capturing the relationship data between two users, Nixplay will be able to provide pre-curated gifting ideas through the print store. We are not aware of any companies in our specific market that have this capability.

As Nixplay is encouraging users to share content and create engagement around that content (through likes and comments), we believe this provides an advantage in offering curated printed products. Our model of continuous engagement keeps us front of mind with our consumers and provides relational data between users that enables direct targeting for printed goods services.

Printing is just the beginning for us. Nixplay intends to build an ecosystem of services in the form of a “marketplace” with a diverse set of vendor partners that provide a number of types of goods and services for Nixplay users beyond the photo printing services we currently offer. We are firm believers that the winners in this market will be the team that builds the best ecosystem for its users.

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A summary of some of the key features of our product and service offerings, and how those compare to those of our competitors, is illustrated below.

Manufacturing

For production of our digital photo frames, we utilize contract manufacturing with a factory in Shenzhen, China. The factory sources the necessary component parts for our frames, and assembles and packages those units on-site. Depending on market conditions, we have, on occasion, precured our own parts in bulk to get better pricing, which we provide to our manufacturer to assemble into our frames. Once assembled and packaged, the finished products are sent from Shenzhen to the applicable market for onward distribution to customers. The majority of our stock is shipped to Los Angeles (for the US market) for onward distribution.

We contract with our manufacturer in Shenzhen on a purchase-order basis. We do not have any ongoing, binding agreement with this manufacturer. While we currently produce all of our products through a single manufacturer in Shenzhen, we are currently in conversations with other potential manufacturers to expand capabilities and de-risk our supply chain.

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Operations – Services Agreement with Creedon Technologies USA, LLC

On September 1, 2022, we entered into a Services Agreement (the “Services Agreement”) with Creedon Technologies USA, an affiliate. Creedon Technologies USA is a Minnesota limited liability company formed in 2009. As of the date of this offering circular, and as a result of the 2022 Reorganization, this entity provides management services to the Company, and is the direct employer of the executive officers of the Company.

Under the terms of the Services Agreement, Creedon Technologies USA agreed to provide to the Company certain personnel, administrative services, and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to direction provided by the Company to Creedon Technologies USA.

Pursuant to the Services Agreement, the Company agreed to pay Creedon Technologies USA a monthly administrative service fee equal to the costs incurred by Creedon in providing the staff, facilities, and other services contemplated under the Service Agreement. The Company can make such payments to Creedon Technologies USA from the proceeds of this offering or from its income from operations.

The monthly administrative service fee due under the Services Agreement will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Creedon Technologies USA based upon the amount of time they devote to operation of the Company, as well as a pro-rata allocation of office expenses.

Pursuant to the Services Agreement, Creedon Technologies USA also agreed to certain indemnification provisions, whereby Creedon Technologies USA agreed to indemnify, defend, and hold harmless our Company, including its members, officers, directors, and other agents against claims, liabilities, and expenses of whatever kind, including reasonable attorneys’ fees, which arise out of or are related Creedon Technologies USA’ services to the Company pursuant to the Services Agreement.

The term of the Services Agreement will continue until it is terminated. The Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

For additional information, please see the Services Agreement, which is filed as exhibit 6.1 to the offering statement of which this offering circular forms a part.

Employees

As of the date of this offering circular, Nixplay, Inc. has no direct employees. All of the Company’s employees are currently employed directly at the Company’s subsidiaries. Through its subsidiaries, the Company has 92 full-time employees based in the in the following countries:

Country	Head Count
USA	4
United Kingdom	12
Hong Kong	18
Philippines	44
Total	78

Regulation

We are subject to a variety of data privacy and security laws and regulations across multiple jurisdictions where we have operations – primarily in the United States and Europe.

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United States

On June 28, 2018, California adopted the California Consumer Privacy Act of 2018, or CCPA, which took effect on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA also provides for civil penalties for violations and contains a private right of action for data breaches that is expected to increase litigation involving misuse of personal information of California residents.

Europe

In May 2018, the General Data Protection Regulation, or GDPR, went into effect in the European Union. The GDPR imposes stringent data protection requirements and grants certain rights to individuals to control how we collect, use, disclose, retain, and process their personal data. The GDPR also provides for more robust regulatory enforcement and greater penalties for noncompliance than previous data protection laws, including fines of up to €20 million or 4% of global annual revenue of any noncompliant company for the preceding financial year, whichever is greater. Violations of the GDPR can result in prohibitions on data processing, other corrective action, and class action litigation.

European data protection laws, including the GDPR, also generally prohibit the transfer of personal information from Europe to the United States and most other countries unless the parties to the transfer have implemented specific safeguards to protect the transferred personal information.

The United Kingdom’s decision to leave the European Union, often referred to as Brexit, has created uncertainty about the regulation of data protection in the United Kingdom, including with respect to whether laws or regulations will apply to us consistent with the GDPR in the future and how data transfers to and from the United Kingdom will be regulated. Following December 31, 2020, and the expiry of transitional arrangements between the United Kingdom and European Union, the data protection obligations of the GDPR continue to apply to U.K.-related processing of personal data in substantially unvaried form under the so-called “U.K. GDPR” (i.e., the GDPR as it continues to form part of U.K. law by virtue of section 3 of the EU (Withdrawal) Act 2018, as amended). However, going forward, there is a chance for divergence in application, interpretation, and enforcement of the data protection laws as between the United Kingdom and the rest of Europe.

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Intellectual Property

Our Company (through its subsidiaries) holds a number of patents and trademarks and has a number of patent and trademark applications that are under review. A summary of the Company’s current intellectual property portfolio is summarized in the table below.

Patent Registrations

Name of registrant	Type	Trademark/Patent	Place of registration	Patent Registration no.	Registration date	Term (Years)	Expiry date	Status
Creedon Technologies HK Limited	Design patent	[1.0] Digital Photo Frame ‘The ornamental design for a digital photo frame’	UNITED STATES	US D802,944 S	November 21, 2017	15	November 21, 2032	Granted
Creedon Technologies HK Limited	Design Patent	[1.1] Digital Photo Frame	CHINA	ZL 201630023974.1	January 18, 2017	10	January 22, 2026	Granted Cert no. 4024908 Claiming priority from US 29/533,843 filed on 22-Jul-2015
Creedon Technologies HK Limited	Design Patent	[2.0] Digital Photo Frame ‘The ornamental design for a digital photo frame’	UNITED STATES	D900,488S	November 3, 2020	15	November 3, 2035	Granted
Creedon Technologies HK Limited	Design Patent	[3.0] Digital Photo Frame ‘The ornamental design for a digital photo frame’	UNITED STATES	D900,489S	November 3, 2020	15	November 3, 2035	Granted
Creedon Technologies HK Limited	Design Patent	[4.0] Digital Photo Frame ‘The ornamental design for a digital photo frame’	UNITED STATES	D901,191S	November 10, 2020	15	November 10, 2035	Granted
Creedon Technologies HK Limited	Design Patent	[2.1] Digital Photo Frame	CHINA	ZL 2019-30520524.7	May 19, 2020	10	September 23, 2029	Granted Cert no.:5811423 Claiming priority from US 29/700,376 filed on 1-Aug-2019
Creedon Technologies HK Limited	Design Patent	[3.1] Digital Photo Frame	CHINA	ZL 2019-30520522.8	May 19, 2020	10	September 23, 2029	Granted Cert no.: 5811422 Claiming priority from US 29/700,377 filed on 1-Aug-2019
Creedon Technologies HK Limited	Design Patent	[4.1] Digital Photo Frame	CHINA	ZL 201930520459.8	May 19, 2020	10	September 23, 2029	Granted Cert no.: 5811421 Claiming priority from US 29/700,379 files on 1-Aug-2019

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Patent Applications

Name of applicant	Type	Patent	Place of application	Application no.	Application date	Status
Creedon Technologies HK Limited	Invention patent	[5.3] Electronic Display Nix Digital Photo Frames	PCT	PCT/CN2020/109504	August 17, 2020	Application in progress Claiming priority from USSN16/542,700 Filed on 16 Aug 2019
Creedon Technologies HK Limited	Design patent	[6.0] The ornamental design for a Parallelogram design element	UNITED STATES	29/779,806	April 21, 2020	Application in progress
Creedon Technologies HK Limited	Utility Patent	[7.1] A digital media frame and method for configuring a field of view of a digital media frame	EPO	21172863.9	May 7, 2021	Application in progress Claiming priority from US16/870,233 filed on 8-May-2020
Creedon Technologies HK Limited	Design patent	[6.1] The ornamental design for a Parallelogram design element	EUROPEAN UNION	008731004-0001	October 20, 2021	Application in progress Claiming priority form US29/779,806 filed on 21-Apr-2021
Creedon Technologies HK Limited	Design patent	[6.2] The ornamental design for a Parallelogram design element	UNITED KINGDOM	6171045	October 20, 2021	Application in progress Claiming priority from US29/779,806 filed on 21-Apr-2021
Creedon Technologies HK Limited	Design patent	[6.3] The ornamental design for a Parallelogram design element	CHINA	202130690606.3	October 21, 2021	Application in progress Claiming priority form US29/779,806 filed on 21-Apr-2021
Creedon Technologies HK Limited	Design patent	[6.4] The ornamental design for a Parallelogram design element	HONG KONG	2118869.7	October 21, 2021	Application in progress Claiming priority from US29/779,806 filed on 21-Apr-2021

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Trademark Registrations

Name of registrant	Type	Trademark	Place of registration	Class	Registration number	Registration date	Expiry date	Status
Creedon Technologies USA, LLC	TM	STAY CLOSE	UNITED STATES	9	6522067	October 12, 2021	October 12, 2031	Registered
Mark Creedon Palfreeman	TM	NIX	CANADA	9	TMA972123	May 31, 2017	May 31, 2032	Registered Registration no.: TMA372123 Validity period: 31-May-2017 – 31-May-2032 Application no.: 1645699
Creedon Technologies Canada Limited	TM	NIXPLAY NIX PLAY	CANADA	9	TMA1086866	November 3, 2020	November 3, 2030	Registered Registration no.: TMA1086866 Validity period: 3-Nov-2020 – 3-Nov-2030 Application no.: 1890288
Creedon Technologies HK Limited	TM	nixplay n	CHINA	9	11302166	January 7, 2014	January 6, 2024	Registered Registration no.: 11302166 Validity period: 7-Jan-2014 – 6-Jan-2024
Creedon Technologies HK Limited	TM	nix	CHINA	9	13424774	January 28, 2015	January 27, 2025	Registered Registration no.: 13424774 Validity period: 28-Jan-2015 – 27-Jan-2025
Creedon Technologies USA, LLC	TM	LOLA	EUROPEAN UNION	9	018322500	March 4, 2021	October 16, 2030	Registered Registration no.: 018322500 Validity period: 4-Mar-2021 – 16-Oct-2030 Reference: DPC/CSQ/246694-194

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Creedon Technologies HK Limited	TM	nixplay n	HONG KONG	9	302765908	October 15, 2013	October 14, 2023	Registered Registration no.: 302765908 Validity period: 15-Oct-2013 – 14-Oct-2023
Creedon Technologies HK Limited	TM	nix	HONG KONG	9	302780910	October 28, 2013	October 27, 2023	Registered Registration no.: 302780910 Validity period: 28-Oct-2013 – 27-Oct-2023
Creedon Technologies Limited (UK Limited Liability Company)	TM	nix	UINTED KINGDOM	9	UK00002462060	January 25, 2008	July 23, 2027 [Renewed on April 25, 2017]	Registered Registration no.: UK00002462060 Validity period: 23-Jul-2007 – 23-Jul-2027
Creedon Technologies Limited (UK Limited Liability Company)	TM	nixplay-n	UNITED KINGDOM	9	UK00003026583	January 17, 2014	October 17, 2023	Registered Registration no.: UK00003026583 Validity period: 17-Oct-2013 – 17-Oct-2023
Creedon Technologies Limited (UK Limited Liability Company)	TM	Nixplay Iris	UNITED KINGDOM	9	UK00003158989	8 July, 2016	April 12, 2026	Registered Registration no.: UK00003158989 Validity period: 12-Apr-2016 – 12-Apr-2026
Creedon Technologies Limited (UK Limited Liability Company)	TM	Silk Metal	UNITED KINGDOM	9	UK00003158990	July 15, 2016	April 12, 2026	Registered Registration no.: UK00003158990 Validity period 12-Apr-2016 – 12-Apr-2026

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Creedon Technologies Limited (UK Limited Liability Company)	TM	HU-MOTION	UNITED KINGDOM	9	UK00003261095	December 29, 2017	October 4, 2027	Registered Registration no.: UK00003261095 Validity period: 4-Oct-2017 – 4-Oct-2027
Creedon Technologies USA LLC	TM	LOLA	UNITED KINGDOM	9	UK00003544926	April 9, 2021	October 16, 2030	Registered Registration no.: UK00003544926 Validity period: 16-Oct-2020 – 16-Oct-2030
Creedon Technologies USA LLC	TM	CLOUDFRAME	UNITED STATES	9	5156323	March 7, 2021	March 6, 2027	Registered Registration no.: 5156323 Validity period: 7-Mar-2017 – 6-Mar-2027 Serial no.: 85709527
Creedon Technologies Ltd. (UK Limited Liability Company) by way of assignment from CREEDON TECHNOLOGIES USA LLC on 30-Aug-2013	TM	NIXPLAY	UNITED STATES	9	4800148	August 25, 2015	August 24, 2025	Registered Registration no.: 4800148 Validity period: 25-Aug-2015 – 24-Aug-2025 Serial no.: 85891329
Creedon Technologies Ltd. (UK Limited Liability Company)	TM	IRIS	UNITED STATES	9	5168182	March 21, 2017	March 20, 2027	Registered Registration no.: 5168182 Validity period: 21-Mar-2017 – 20-Mar-2027 Serial no.: 86971915
Creedon Technologies Ltd. (UK Limited Liability Company)	TM	Nixplay IRIS	UNITED STATES	9	5172968	March 28, 2017	March 27, 2027	Registered Registration no.: 5172968 Validity period: 28-Mar-2017 – 27-Mar-2027 Serial no.: 86971923

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Creedon Technologies Ltd. (UK Limited Liability Company)	TM	Nixplay Signage	UNITED STATES	9	5379169	January 16, 2018	January 15, 2028	Registered Registration no.: 5379169 Validity period: 16-Jan-2018 – 15-Jan-2028 Serial no.: 87490012
Creedon Technologies Ltd. (UK Limited Liability Company)	TM	Snap.Share.Display	UNITED STATES	9	5,491,223	June 12, 2018	June 11, 2028	Registered Registration no.: 5,491,223 Validity period: 12-Jun-2018 – 11-Jun-2028 Serial no.: 87-661,768
Creedon Technologies Ltd. (UK Limited Liability Company)	TM	Seed Wave	UNITED STATES	9	5741684	April 30, 2019	April 29, 2029	Registered Registration no.: 5741684 Validity period: 30-Apr-2019 – 29-Apr-2029 Serial no.: 88027535
Creedon Technologies USA, LLC	TM	LOLA	UNITED STATES	9	6310621	March 30, 2021	March 29, 2031	Registered Registration no.: 6310621 Validity period: 30-Mar-2021 – 29-Mar-2031 Serial no.: 88874200
Creedon Technologies USA, LLC	TM	STAY CLOSE	UNITED STATES	9	6522067	October 12, 2021	October 12, 2031	Registered
Creedon Technologies Ltd. (UK Limited Liability Company)	IR- TM	Nixplay - n	AUSTRALIA, CHINA, COLOMBIA, EMIRATES, ISRAEL, INDIA, JAPAN, KOREA, MEXICO, RUSSIA, SINGAPORE.	9	1276406	September 1, 2015	September 1, 2025	Registered Registration no.: 1276406

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Trademark Applications

Name of registrant	Type	Trademark	Place of registration	Class	Application no.	Application date	Status
Creedon Technologies HK Limited	TM	n-logo	UNITED STATES	9	Serial no.: 90726197	May 21, 2021	Application in progress – awaiting examination
Creedon Technologies HK Limited	TM	Fish scale trade dress	UNITED STATES	9	Serial no.: 90726200	May 21, 2021	Application in progress – awaiting examination
Creedon Technologies HK Limited	TM	Notch design trade dress	UNITED STATES	9	Serial no.: 90726199	May 21, 2021	Application in progress – awaiting examination

Litigation

From time to time, the Company and its subsidiaries may be involved in a variety of legal matters that arise in the normal course of business. The Company and its subsidiaries are not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise. See “Risk Factors” for a summary of risks our company may face in relation to litigation against our company.

Planned Products and Services

In the short term, we have four clear goals for development of products and services:

Enhanced gifting propositions. This involves creating a bespoke gifting experience for all customers.  It will enable our users to preload a frame with photos/videos and curate personal messages that can be displayed on those frames. It will also allow the user to invite other friends or family members to contribute photos, videos, and/or messages to the frame. We anticipate this will greatly enhance the gifting experience of our digital frames, creating a greater moment of joy when receiving the gift. It also has the benefits of encouraging wider adoption of Nixplay products and services by promoting collaboration from other friends and family, thus onboarding more new users.

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NFT integrations. We plan to enable our users to display verified Non-Fungible Tokens (NFTs) on their Nixplay digital photo frames. As NFT technology continues to play a more prevalent role in high value content ownership, we believe this is a technology that Nixplay should keep current with. As this technology evolves, it may provide Nixplay with access to a wider audience and create the opportunity for new features around tokenized content on our Nixplay Platform and products. Nixplay recently built a prototype NFT integration for our digital photo frames, and we plan to continue to work towards developing products and services catered towards this market.

Enhance sharing & engagement. We intend to expand and enhance the social features offered to our customers. Our goal in this endeavor is to provide active feedback loops with every interaction in the Nixplay Platform. For example, implementing features whereby a user is notified when a photo the user shared is being regularly displayed on another Nixplay photo frame. By creating positive feedback loops with each interaction, we encourage more usage and engagement with the Nixplay platform.  This provides more relationship data that can be used to provide more value added services.

Enhance Marketplace and Services. We intend to expand our marketplace services offered on www.nixplay.com and the Nixplay mobile app. At present, we partner with Fujifilm to provide our users with services around printed goods. Nixplay is exploring additional products and services to offer its users from third-party vendors and service providers.

The Company’s Property

The Company is headquartered at 12301 Whitewater Drive Suite 115, Minnetonka, MN 55343, which is office space leased by Nixplay, Inc. The Company also leases an office space in:

-	Plymouth, the United Kingdom, which serves as the headquarters for Nixplay UK Limited’s operations (leased directly by Nixplay UK Limited);
-	Hong Kong, which serves as the headquarters for Creedon Technologies HK Limited (leased directly by Creedon Technologies HK Limited).
-	Manila, Philippines, which serves as the headquarters for Creedon Technologies PH (leased directly by Creedon Technologies PH).
-	Denver, Colorado, United States, which serves as a satellite office for Creedon Technologies USA, LLC (leased directly by Creedon Technologies USA, LLC)

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Nixplay, Inc. is a corporation formed under the laws of the State of Delaware on June 10, 2022. Nixplay produces smart, Wi-Fi enabled digital photo frames that are supported by the “Nixplay Platform” – our private platform that enables families to share, store, and view their photos, videos, and other digital content through our frames and/or Nixplay mobile app. Through the Nixplay Platform and our digital photo frames, we have created a content-sharing ecosystem that allows our users to effortlessly store and manage their content and their frame through an easy-to-use mobile app. Nixplay’s products and technology are all geared towards helping us achieve our mission, which is to enable our users to share moments of joy and preserve memories.

Organizational History

The Company’s origins began with Creedon Technologies USA, LLC, a Minnesota limited liability company formed in 2009. The initial focus of the Company was online sales of digital picture frames. To facilitate sales in various geographic areas in which digital picture frames were being sold, the Company established entities (or utilized already established entities) in the United Kingdom (Creedon Technologies Limited), Canada (Creedon Technologies Canada Limited), and Hong Kong (Creedon Technologies HK Limited).

In 2014, the Company effected a reorganization whereby one newly established entity, Creedon Technologies Holding Limited (formed under the laws of the Cayman Islands in June 2014) became the 100% owner of all the various operating entities of the Company (the “2014 Reorganization”). The purpose of the 2014 Reorganization was primarily to better organize the Company to facilitate fundraising through selling equity in the Company. Creedon Technologies HK Limited became the primary operational entity and headquarters for the Company’s operations after the 2014 Reorganization and was also an intermediary holding company between the Cayman entity and the other entities (i.e., Creedon Technologies Holding Limited owned 100% of Creedon Technologies HK Limited, which in turn owned 100% of all other subsidiaries of the Company).

The Company continued its strategy of establishing subsidiaries in different geographic regions to facilitate sales in those regions, forming Creedon Technologies DE GmbH in Germany in 2018. In March 2019, Creedon Technologies Holding Limited changed its name to “Nixplay” (which we refer to as “Nixplay Cayman” - a different entity than Nixplay, Inc., our Company).

Effective September 11, 2022, the Company underwent another reorganization (the “2022 Reorganization”), pursuant to which Nixplay, Inc. (our Company) was formed, and became the majority owner of Nixplay Cayman. As a result, Nixplay, Inc. is now a majority owner of Nixplay Cayman, which in turn owns 100% of Creedon Technologies HK Limited, which in turn owns all other operating subsidiaries of the Company. A copy of the primary transactional document governing the 2022 Reorganization is included as exhibit 7.1 to the offering statement of which this offering circular forms a part.

The purpose of the 2022 Reorganization was to move the Company’s operational hub from Hong Kong (under Creedon Technologies HK Limited) to the United States (under Nixplay, Inc.), along with the majority of the Company’s executive officers.

The financial data included in this section reflects the data in the Company’s audited condensed combined financial statements for the years ended December 31, 2021 and 2020, which have been prepared as if the 2022 Reorganization had already occurred for the years ended December 31. 2021 and 2020.

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Results of Operations

Year ended December 31, 2021 Compared to Year ended December 31, 2020

Revenues. The Company generated revenues of $57,865,975 for the year ended December 31, 2021, a 4.2% increase compared to $55,521,838 in revenues for the year ended December 31, 2020. The Company’s revenues in 2021 and 2020 were almost entirely comprised of sales of Nixplay digital photo frames – and the increase in revenues in 2021 was the result of higher product sales in 2021 compared to 2020.

Cost of Sales. The Company’s cost of sales for the year ended December 31, 2021 was $36,452,328, compared to $34,645,885 for the year ended December 31, 2020. Cost of sales were comprised of manufacturing costs (including raw materials and components for manufacturing), quality control, inspection, distribution and logistics expenses and commissions on sales through third-party retailers. The cost of sales increased by 5.2% for the year ended December 31, 2021 compared to the year prior as a result of increased sales and increased cost of component parts for our products, caused by shortages (primarily attributable to supply and logistical challenges stemming from the COVID-19 pandemic). Consequently, our Gross Margin reduced from 37.6% for the year ended December 31, 2020 to 37.0% for the year ended December 31, 2021.

Operating Expenses. The Company incurred $18,631,785 in operating expenses for the year ended December 31, 2021 – 2.6% more than during the year ended December 31, 2020, for which the Company incurred $18,167,065 in operating expenses. The largest component of operating expenses for each of the years ended December 31, 2021 and 2020 were development, general and administrative expenses. Development, general and administrative expenses were $12,352,409 and $12,423,027 for the years ended December 31, 2021 and 2020, respectively, and were comprised primarily of salaries, development costs, consultancy fees, cost of servers and data management. The second largest component of operating expenses were selling expenses. Selling expenses increased by 10.3% from $5,107,209 in 2020 to $5,633,172 in 2021. Those mainly include digital advertising expenses. Increased competition on the main digital advertising platforms we utilize was driving higher cost of advertising in 2021 compared to 2020. This was particularly noticeable during the peak of the COVID-19 pandemic.

Net Operating Income. As a result of the foregoing, the Company generated a net operating income of $2,781,861 and $2,708,888 for the years ended December 31, 2021 and 2020, respectively.

Government grants including PPP loan forgiveness. The Company received $221,149 and $159,098 for the years ended December 31, 2021 and 2020, respectively. This mainly includes $144,506 obtained in February 2021 and $142,636 obtained in August 2020 from the Employment Support Scheme (ESS) under the Anti-epidemic Fund launched by the Hong Kong SAR Government supporting the payroll of the Company’s Hong Kong subsidiary employees. In May 2020, Creedon Technologies USA, LLC acquired a loan of $76,666 from a U.S. financial institution bearing interest at 1% per annum payable monthly in arrears commencing in October 2021. The loan was issued by the Small Business Administration (SBM) under the Paycheck Protection Program, under the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The loan was eligible for forgiveness and was forgiven in 2021.

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Interest Income. The Company received interest income of $83,929 and $61,734 for the years ended December 31, 2021 and 2020, respectively. Interest income received during these years was mainly comprised of interests generated by bank deposits attached to two life insurance contracts of which the Company is the sole beneficiary.

Interest expenses. The Company incurred interest expenses of $1,012,599 and $959,930 for the years ended December 31, 2021 and 2020, respectively, related to interest accrued on Bank Loans and loans to various officers, directors, and shareholders (or their family members) of a number of different subsidiaries of the Company pursuant to various loan agreements. Those loans are mainly short term and mainly utilized to finance the inventory.

Income Tax Expense. The Company’s income tax expense was significantly lower for the year ended December 31, 2021 ($145,055) compared to the year ended December 31, 2020 ($305,329). The primary reason for this decrease was the unrecognized tax losses in one subsidiary in 2020 were utilized and set-off the taxable profit in the year-end December 2021.

Net Income. As a result of the foregoing, the Company generated net income of $1,929,286 – a 15.9% increase compared to net income of $1,664,462 for the year ended December 31, 2020.

Six Months ended June 30, 2022 Compared to Six Months ended June 30, 2021

Revenues. The Company generated revenues of $9,025,516 for the six months ended June 30, 2022, a 54.4% decrease compared to $19,782,801 in revenues for the six months ended June 30, 2021. The Company’s revenues during both periods were mainly comprised of sales of Nixplay digital photo frames. The significant decrease in revenues during the six months ended June 30, 2022 is largely the result of lower product sales than compared to the prior period. During the six months ended June 30, 2022, many retailers were still selling inventory acquired from us at the end of 2021 and were more conservative making new product orders, which we believe is influenced in part by recent macro-economic conditions.

Cost of Sales. The Company’s cost of sales for the six months ended June 30, 2022 was $6,248,538, compared to $11,584,426 for the six months ended June 30, 2021 – a 46.1% decrease. Cost of sales were comprised of manufacturing costs (including raw materials and components for manufacturing), quality control, inspection, distribution and logistics expenses and commissions on sales through third-party retailers. The cost of sales decreased for the six months ended June 30, 2022 compared to the prior period as a result of decreased sales during the six months ended June 30, 2022 compared to the six months ended June 30, 2021, as described above.

Operating Expenses. The Company incurred $7,286,027 in operating expenses for the six months ended June 30, 2022 – 12.0% decrease from $8,275,668 in operating expenses for the six months ended June 30, 2021. The largest component of operating expenses for each of the six months ended June 30, 2022 and 2021 were development, general and administrative expenses, which were $5,392,988 and $6,097,660 respectively during these periods, and were comprised primarily of salaries, development costs, consultancy fees, cost of servers and data management costs. The second largest component of operating expenses were selling expenses, which were $1,530,939 and $1,805,409 for the six months ended June 30, 2022 and 2021, respectively, and were mainly comprised of digital advertising expenses. Overall, operating expenses decreased during the six months ended June 30, 2022 compared to the six months ended June 30, 2021 as a result of cost reduction efforts by our Company as a whole – notably with certain operations of our company being relocated to lower cost countries in an effort to reduce operating costs.

Net Operating Loss. As a result of the foregoing, the Company generated a net operating loss of $4,509,049 for the six months ended June 30, 2022 – a significant increase compared to a net operating loss of $77,293 for the six months ended June 30, 2021.

Government grants. The Company received $29,563 and $144,506 for the six months ended June 30, 2022 and 2021, respectively, from government grants. For both periods, these amounts represented grants from the Employment Support Scheme (ESS) under the Anti-epidemic Fund launched by the Hong Kong SAR Government supporting the payroll of the Company’s Hong Kong subsidiary employees.

Interest Income. The Company received interest income of $37,563 and $42,521 for the six months ended June 30, 2022 and 2021, respectively. Interest income received during these years was mainly comprised of interest generated by bank deposits attached to two life insurance contracts of which the Company is the sole beneficiary.

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Interest expenses. The Company incurred interest expenses of $410,837 and $452,906 for the six months ended June 30, 2022 and 2021, respectively, related to interest accrued on Bank Loans and loans to various officers, directors, and shareholders (or their family members) of a number of different subsidiaries of the Company pursuant to various loan agreements. Those loans are mainly short term and mainly utilized to finance the inventory.

Net Loss. As a result of the foregoing, the Company had a net loss of $4,819,065 for the six months ended June 30, 2022 – a significant increase compared to a net loss of $346,353 for the six months ended June 30, 2021.

Liquidity and Capital Resources

As of June 30, 2022, the Company had $2,552,855 in cash and cash equivalents, and had a positive working capital of $2,044,575. The Company believes that it can fund its operations from cash flow for the foreseeable future without the need to raise additional capital from this offering or any future offering.

Indebtedness

Bank Loans

As of June 30, 2022, the Company had amounts due under various loans for a total amount of $7,494,545. Short term (i.e. less than one year) bank loans represented a total of $7,156,728 in total principal and interest (“Bank Loans”). Those loans are used to finance the trade cycle and mainly the inventory. At the end of the year (December) the outstanding amount due under these Bank Loans is usually at its peak as the proceeds from the Christmas season are not yet allocated to the repayment of those loans. The Company also had $337,817 in Bank Loans due for repayment after one year which contain a repayment on demand clause through which the lender can demand repayment at any time.

The table below provides a summary of each outstanding Bank Loan as of the date of this offering circular. Each Bank Loan in the table below is between Creedon Technologies HK Limited (the Company’s Hong Kong subsidiary) and the “Loan Lender” specified in the table below.

Loan Type	Lender	Facility Limit in original currency	Outstanding Principal	Outstanding Principal	Repayment Terms
			(USD $)	(USD $)
Trade Loan (1)	HSBC HK	HKD 12,000,000	944,450	1,522,470	Repayable within 1 year
Trade Loan (2)	HSBC HK	HKD 73,500,000	4,628,735	6,421,767	Repayable within 1 year
Trade Loan (3)	Standard Chartered	USD 3,500,000	1,307,392	–	Repayable within 1 year
Trade Loan (4)	HSBC HK	HKD 6,000,000	–	739,564	Repayable within 1 year
Universal Life Insurance Loan (2)	HSBC HK	USD 540,488	337,817	269,412	Repayable after 1 year (Contains Repayment on Demand clause)
Term Loan (General Working Capital) (5)	Standard Chartered	HKD 4,000,000	276,152	212,316	Repayable within 1 year
		Total	7,494,545	9,165,529

_____________

(1)	A copy of this agreement is included as Exhibit 6.2 to the offering statement of which this offering circular forms a part.
(2)	A copy of this agreement is included as Exhibit 6.3 to the offering statement of which this offering circular forms a part.
(3)	A copy of this agreement is included as Exhibit 6.4 to the offering statement of which this offering circular forms a part.
(4)	A copy of this agreement is included as Exhibit 6.5 to the offering statement of which this offering circular forms a part.
(5)	A copy of this agreement is included as Exhibit 6.6 to the offering statement of which this offering circular forms a part.

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Other Financial Liabilities (Including Loans to Certain Related Parties of the Company)

The Company has received loans from a number of related parties of the Company, including various officers, directors, and shareholders (or their family members) of a number of different subsidiaries of the Company pursuant to various loan agreements. The amounts due under these loan agreements are unsecured – and for the loans that accrue interest, each loan accrues interest at 10% per annum. A summary of the amounts outstanding under these various loan agreements as of June 30, 2022 and September 30, 2022 is set forth in the table below. Unless indicated in the table below, all loans set forth below are due for repayment on February 28, 2024.

		As of June 30, 2022			As of September 30, 2022
Lender	Related Party Status	Principal	Interest accruals	Total	Principal	Interest accruals	Total

Mark Palfreeman (1)	CEO and Director of Nixplay Inc.	$513,717	$–	$513,717	$513,454	$–	$513,454
Mark Palfreeman (2)	CEO and Director of Nixplay Inc.	$52,034	$1,867	$53,901	$52,007	$2,413	$54,420
Mark Palfreeman (3)	CEO and Director of Nixplay Inc.	$6,367	$–	$6,367	$6,367	$–	$6,367
Claire Palfreeman (4)	Family of Mark Palfreeman	$308,353	$10,307	$318,660	$308,258	$12,921	$321,179
Julie Palfreeman (5)	Family of Mark Palfreeman	$161,499	$5,390	$166,889	$162,123	$6,786	$168,909
Director of Nixplay Cayman	N/A (6)	$546,958	$18,282	$565,240	$546,789	$22,920	$569,709
Shareholder of Nixplay Cayman (less than 5%)	N/A (6)	$97,086	$–	$97,086	$97,462	$–	$97,462
Shareholder of Nixplay Cayman (less than 5%)	N/A (6)	$764,728	$25,561	$790,288	$764,337	$32,039	$796,376
Shareholder of Nixplay Cayman (less than 5%)	N/A (6)	$1,222,586	$40,865	$1,263,451	$1,222,586	$51,248	$1,273,835
Shareholder of Nixplay Cayman (less than 5%)	N/A (6)	$687,378	$22,975	$710,353	$330,338	$28,799	$359,137
Shareholder of Nixplay Cayman (less than 5%)	N/A (6)	$33,677	$1,126	$34,802	$33,807	$1,417	$35,224
	Total	$4,394,383	$126,372	$4,520,755	$4,037,527	$158,543	$4,196,070

_______________________

(1)	Represents two loans repayable upon demand by Mr. Palfreeman, which do not accrue interest. A copy of these agreements are filed as Exhibits 6.7 and 6.8 to the offering statement of which this offering circular forms a part.
(2)	This loan was initially repayable on December 31, 2022. On January 1, 2023, the Company entered into a new loan agreement, replacing the previous loan agreement. This loan is now repayable upon demand, and accrues interest at 13% per annum, and has a principal of $53,221.62. A copy of this agreement is filed as Exhibit 6.9 to the offering statement of which this offering circular forms a part.
(3)	This loan is repayable upon demand by Mr. Palfreeman, and does not accrue interest. There is no formal loan agreement governing the terms of this loan.
(4)	Represents the amount owed pursuant to two loan agreements, filed as Exhibits 6.10 and 6.11 to the offering statement of which this offering circular forms a part. The Company and the lender have agreed to extend the repayment date of these loan agreements from February 28, 2023 to February 28, 2024. The Company is in the process of preparing formal agreements to reflect the extension of these loan agreements.
(5)	A copy of this agreement is filed as Exhibit 6.12 to the offering statement of which this offering circular forms a part. The Company and the lender have agreed to extend the repayment date of this loan agreement from February 28, 2023 to February 28, 2024. The Company is in the process of preparing a formal agreement to reflect the extension of this loan agreement.
(6)	This individual is not an officer, director, or 10% shareholder of the Company. Nonetheless, a copy of the form of loan agreement governing this loan described above is filed as Exhibit 6.13 to the offering statement of which this offering circular forms a part.

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Trend Information

Production. 2021 was a challenging year with significant increase in our cost of sales due to component part shortages and increased cost of logistics owing to increased demand. 2022 has seen a reverse of that trend with cost of goods decreasing from their 2021 highs and logistical supply chains starting to normalize.

Inventory. At the end of 2021, general market conditions led to many consumer sales companies being overstocked with inventory.  Nixplay was overstocked at the end of 2021 and has used the 2022 fiscal year to rebalance inventory, ensuring our inventory is well positioned for the 2022 Christmas sales period.  Most recently, inventory is being purchased at a significantly lower cost than 2021 due to the Company's ability to negotiate more competitive prices (supply chains are returning to normal post COVID-19).

Sales. In line with current macroeconomic conditions, Nixplay has seen a year-over-year decrease in sell-through (i.e. Nixplay direct sales or retailer sales directly to end customers) of 29.8% as of the end of August 2022. Nixplay is seeing an improvement in the year-over-year trend and the majority of Nixplay sales occur in Q4 of each year.

Users. In the first half of 2022, Nixplay increased its user base on the Nixplay Platform by approximately 270,000 users. This is a 11% increase from our 2021 year end and a positive sign that the Nixplay Platform is continuing to grow.

Subscriptions. In the first half of 2022, Nixplay increased its Nixplay Plus subscriber base by approximately 3,260 users. This is a nearly 13% increase from our 2021 year end and a positive sign that the subscription proposition continues to attract customers.

NFT Market Growth. We also believe that we are well positioned to take advantage of recent significant growth seen in digital content ownership in the form of NFTs. The NFT market generated over $23 billion in trading volume according to data published in the 2021 DappRadar Industry Report – and the global non-fungible token market size is expected to reach $211.72 billion by 2030 according to a April 2022 report published by Research and Markets. We believe the growing demand for digital art worldwide is one of the major factors driving the NFT market growth, and that collectors will want devices that enable them to display and share such digital content. Nixplay recently built a prototype and NFT integration, and we plan to continue to work towards developing products and services catered towards this market.

Increased Data Privacy Regulation. Additionally, we believe that increased stringent regulation on data privacy will become increasingly prevalent in the United States and Europe in the coming years. We believe this will work in our favor, given the fact that we take stringent measures to protect users’ data, and such data is not monetized outside of our Nixplay Platform’s ecosystem (in contrast to companies like Google and Amazon).

U.S. – China Relations. As 70% of our purchases are made in the United States and most of our manufacturing is conducted in China, tensions between these two countries can affect inventory and cost of goods sold. It will not, however, affect our services and subscription revenues. These are not only our fastest growing products but will also be where we intend to push hardest in future as a growth point for our business.

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Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of the date of this offering circular, the executive officers and directors of Nixplay, Inc. are as follows:

Name	Position	Age	Date Appointed to Current Position**
Executive Officers
Mark Palfreeman*	Chief Executive Officer	44	June 2014
Joel Durbridge*	Chief Operating Officer	35	January 2021
Benoit Le Berre*	Chief Financial Officer	36	January 2018
Directors
Mark Palfreeman*	Director	44	June 2014
Philippe Tartavull	Director (Chairman)	64	August 2017

*Contracted through Creedon Technologies USA, LLC pursuant to the Services Agreement. These individuals are not direct employees of the Company.

** Represents the date that the individual joined Nixplay prior to the 2022 Reorganization (i.e. prior to the incorporation of Nixplay, Inc.).

Mark Palfreeman, Chief Executive Officer, Director

Mark is the founder and CEO of Nixplay and has held the position since 2014. He leads Sales, Ecommerce, Marketing, Production, Treasury and Industrial Design. Mark also holds a board seat on Nixplay Inc and Nixplay Cayman. Prior to this role he was CEO of the Creedon Technologies Group founded in 2006,where he led the full development, production and sales of Nix frames. Mark’s early career was in media where he worked for film studios primarily in the UK.

Joel Durbridge, Chief Operating Officer

Joel is the Chief Operating Officer at Nixplay, taking up the role in January 2021. He leads Technology, Product, Corporate Development and Business Operations including Human Resources and Legal. Prior to joining Nixplay, Joel was the Head of Strategy for Financial Markets Operations at Standard Chartered Bank (December 2019 – January 2021) and completed a number of roles at HSBC (April 2017 – December 2019) in Corporate Innovation, culminating in creating spin out fintech for the bank where he served as Chief of Staff, leading Delivery across the business. Joel’s early career was in the British Military where he served close to 10 years as an Officer in the Royal Marine Commandos and the Special Forces.

Benoit Le Berre, Chief Financial Officer

Benoit first joined Nixplay in 2015 as the Financial Controller for all Nixplay. In 2017, he took on the role of Chief Financial Officer for Nixplay. Prior to joining Nixplay, Benoit was a Financial Auditor at Mazars, where he led audit assignments for large, listed corporations including large consumer brands. From this experience, Benoit began to specialize serving as the head of finance for growing businesses. His main focus has been to structure financial reporting and secure funding. Just prior to joining Nixplay, he worked for a manufacturing group with operations in Asia. He received a Master’s degree in Audit and Financial Advisory from Université Paris Dauphine in 2010.

Philippe Tartavull, Director (Chairman)

Philippe has held the position of Director and Chairman with Nixplay since 2017. He has more than 35 years of experience leading public and private global technology companies in the infrastructure, industrials, payments and telecommunications, convergence of technologies, hardware and software sectors. He is the Co-Founder and Managing Partner of TKB Capital (May 2021 – present). Prior to this Philippe co-founded a lead Tartavull Ventures in 2016. Philippe is a highly experienced CEO, president and director of leading public and private global technology companies, including: Xura/Comverse (2012 -2017) (NASDAQ: MESG), Hypercom (NYSE: HYC), Oberthur Card Systems North America and Syseca USA – A Thales Company. His current and previous board experience on both public and private companies includes Composecure, Hypercom, Xura/Comverse, MRV Communications and Wilcox. He is on the board of trustees of American University in Paris and holds an MBA from the Institut d’Administration des Enterprises, Sorbonne University, M.S. in Engineering from Ecole Nationale Superieure des Pétroles et des Moteurs and B.S. in Engineering from SUPMECA (previously called Centre d’Etudes Supérieures des Techniques Industrielles).

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Nixplay, Inc. was incorporated on June 10, 2022. Therefore, no compensation was paid by Nixplay, Inc. to any officer or director of the Company during the year ended December 31, 2021.

As such, the below table represents compensation paid to Nixplay, Inc.’s three highest-paid directors and executive officers during the year ended December 31, 2022.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Mark Palfreeman	Chief Executive Officer	$421,901	$0	$421,902
Joel Durbridge	Chief Operating Officer	$260,117	$40,689 (1)	$300,807
Benoit Le Berre	Chief Financial Officer	$230,769	0	$230,769

(1)	Represents the cash value of unvested stock options issued to Mr. Durbridge that are exercisable for 41,454 shares of Common Stock.

For the fiscal year ended December 31, 2022, the Company’s current directors as a group (2) received a total of $421,901 in compensation, all of which was received by Mark Palfreeman in his capacity as Chief Executive Officer. Mr. Palfreeman did not receive any compensation for his service as a director in 2022. While Philippe Tartavull, the Company’s other director, earned $29,500 in compensation during the fiscal year ended December 31, 2022, that compensation was not received by Mr. Tartavull in 2022.

The Company has not yet determined the compensation it will pay to its current officers and directors. Compensation for the Company’s officers and directors going forward may include cash and/or equity compensation, and will depend on a number of factors, including the amount raised under this offering, and prevailing market conditions.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of March 1, 2023 the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Name and address of beneficial owner	Title of Class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)
Mark Palfreeman, 12301 Whitewater Dr, Ste 115 Minnetonka, MN 55343-3932 (2)	Common Stock	4,000,000	0	100%
All executive officers and directors as a group (4 in this group)	Common Stock	4,000,000	0	100%

______________

(1)	The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities.
(2)	Represents shares held by Solon – a Cayman Islands company of which Mark Palfreeman is the sole owner (“Solon”). As the sole owner of Solon, Mr. Palfreeman is deemed to be the beneficial owner of the shares of the Company held by Solon.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

As described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources -- Indebtedness”, prior to the 2022 Reorganization, certain of the Company’s subsidiaries entered into various loan agreements with various officers, directors, and shareholders of those subsidiaries. As of June 30, 2022, a total of $4,520,755 was owed pursuant to these loans – however, only $1,059,534 of this amount was represented by loan agreements between the Company and one of its officers, directors, or holder of more than 10% of any class of securities Nixplay, Inc (or their family members). These related party loans are summarized below:

		As of June 30, 2022			As of September 30, 2022
Lender	Related Party Status	Principal	Interest accruals	Total	Principal	Interest accruals	Total
		USD	USD	USD	USD	USD	USD
Mark Palfreeman	CEO and Director of Nixplay Inc.	$513,717	$–	$513,717	$513,454	$–	$513,454
Mark Palfreeman	CEO and Director of Nixplay Inc.	$52,034	$1,867	$53,901	$52,007	$2,413	$54,420
Mark Palfreeman	CEO and Director of Nixplay Inc.	$6,367	$–	$6,367	$6,367	$–	$6,367
Claire Palfreeman	Family of Mark Palfreeman	$308,353	$10,307	$318,660	$308,258	$12,921	$321,179
Julie Palfreeman	Family of Mark Palfreeman	$161,499	$5,390	$166,889	$162,123	$6,786	$168,909
	Total	$1,041,970	$17,564	$1,059,534	$1,042,209	$22,120	$1,064,328

Copies of these loan agreements are filed as exhibits 6.7 to 6.12 to the offering statement of which this offering circular forms a part.

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SECURITIES BEING OFFERED

The Company is offering up to 2,461,075 shares of Common Stock in this offering.

Immediately prior to the initial closing of this offering, the Company will amend its certificate of incorporation to authorize additional shares of Common Stock. The form of amended and restated certificate of incorporation setting forth the terms of the Common Stock is filed as Exhibit 2.2 to the offering statement of which this offering circular is a part. The following description summarizes the most important terms of the Company’s capital stock in accordance with the amended and restated certificate of incorporation. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Company’s amended and restated certificate of incorporation and bylaws. For a complete description of the Company’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws of the Company and to the applicable provisions of Delaware law.

Description of Capital Stock

The authorized capital stock of the Company currently consists of 10,000,000 shares of Common Stock, par value $0.0001 per share. Upon the filing of the amended and restated certificate of incorporation, the total number of authorized shares of Common Stock of the Company, par value $0.0001 per share will be 11,060,796.

As of the date of this offering circular, the outstanding shares of the Company consist of 4,000,000 shares of Common Stock.

Common Stock

Voting Rights

Each holder of the Company’s Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Holders of Common Stock exclusively, and as a separate class, are entitled to elect two (2) directors of the Company.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities of the Company.

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Rights and Preferences

Holders of the Company's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company's Common Stock.

Drag Along Rights and Right of First Offer

See “Plan of Distribution and Selling Securityholders -- Provisions of Note in our Investors’ Rights Agreement” for a description of these rights provided to stockholders in the Investors’ Rights Agreement.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this offering circular forms a part, to include the Company’s recent financial statements.

We may supplement the information in this offering circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

56

Nixplay Inc.

FINANCIAL STATEMENTS

F-1

NIXPLAY, INC.

F-2

NIXPLAY INC.

CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2022 (UNAUDITED) AND DECEMBER 31, 2021 (AUDITED)

	June 30, 2022(1)	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$2,552,855	$9,060,578
Trade receivables	3,920,743	9,519,584
Other receivables	3,107,885	688,551
Inventories	12,881,676	12,286,053
Income taxes receivables	100,117	–
Other financial assets	48,096	48,386
Total current assets	22,611,372	31,603,152
Property and equipment, net	171,463	159,787
Operating lease right of use assets	61,782	180,734
Other financial assets	1,904,334	2,185,703
Deferred tax assets	199,497	200,480
Total non-current assets	2,337,076	2,726,704
Total assets	$24,948,448	$34,329,856

LIABILITIES AND EQUITY
Current liabilities
Trade payables	$4,732,780	$5,674,324
Other payables	3,300,688	5,252,045
Contract liabilities	465,215	415,420
Other financial liabilities	4,520,755	4,176,632
Lease liabilities	52,814	165,234
Income taxes payables	–	104,021
Bank borrowings	7,494,545	9,400,893
Total current liabilities	20,566,797	25,188,569
Lease liabilities	–	13,754
Total non-current liabilities	–	13,754
Total liabilities	20,566,797	25,202,323
Stockholders’ equity
Common stock	400	400
Share premium	2,243,352	2,243,352
Reserves	988,592	4,489,629
Equity attributable to shareowners of Nixplay Inc.	3,232,344	6,733,381
Equity attributable to non-controlling interests	1,149,307	2,394,152
Total Equity	4,381,651	9,127,533
Total liabilities and equity	$24,948,448	$34,329,856

(1)	These numbers were provided by Nixplay Inc.’s management, and have not been audited or reviewed by any Independent Registered Public Accounting Firm.

The accompanying notes to these consolidated unaudited interim financial statements are an integral part of these statements. In the opinion of management, all adjustments necessary to make the consolidated unaudited financial statements presented here not misleading have been included.

F-3

NIXPLAY INC.

CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Six months ended June 30, 2022 (1)	Six months ended June 30, 2021 (1)
Revenues	$9,025,516	$19,782,801
Cost of sales	(6,248,538)	(11,584,426)
Gross profit	2,776,978	8,198,375

Operating expenses
Development, General and administrative	(5,392,988)	(6,097,660)
Selling expenses	(1,530,939)	(1,805,409)
Stock based compensation	(170,510)	(136,832)
Depreciation	(191,590)	(235,767)
Total operating expenses	(7,286,027)	(8,275,668)

Net Operating Income/ (expense)	(4,509,049)	(77,293)

Government grants	29,563	144,506
Interest income and other income	37,563	42,521
Interest expenses	(410,837)	(452,906)
Total other income/ (expense)	(343,711)	(265,879)

Income/ (loss) before income tax expense	(4,852,760)	(343,172)

Income tax (expense)/ income	33,695	(3,181)

Net income/ (loss)	$(4,819,065)	$(346,353)
Less: Net (income)/ loss attributable to non-controlling interests	1,264,041	90,225
Net income/ (loss) attributable to shareowners of Nixplay Inc.	$(3,555,024)	$(256,128)

Changes in fair value of financial asset at fair value through other comprehensive income	(306,733)	(103,345)
Foreign currency translation gain/ (loss)	209,406	(34,914)
Other comprehensive income/ (expense)	(97,327)	(138,259)

Total comprehensive income/ (expense)	$(4,916,392)	$(484,612)
Less: Total comprehensive (income)/ expense attributable to non-controlling interests	1,289,570	126,241
Total comprehensive income/ (expense) attributable to shareowners of Nixplay Inc.	$(3,626,822)	$(358,371)

(1)	These numbers were provided by Nixplay Inc.’s management, and have not been audited or reviewed by any Independent Registered Public Accounting Firm.

The accompanying notes to these consolidated unaudited interim financial statements are an integral part of these statements. In the opinion of management, all adjustments necessary to make the consolidated unaudited financial statements presented here not misleading have been included.

F-4

NIXPLAY INC.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR FROM JANUARY 1, 2021 TO DECEMBER 31, 2021 (AUDITED) and
INTERIM PERIOD FROM JANUARY 1, 2022 TO JUNE 30, 2022 (UNAUDITED)

	Share capital		Share premium	General reserve	Retained earnings	Foreign exchange reserve	Share option reserve	FVOCI reserve	Non-controlling interests	Total equity
	Shares	Amount
At January 1, 2021	4,000,000	$400	$2,050,012	$159,134	$1,519,362	$(766,307)	$1,934,452	$27,601	$1,696,285	$6,620,939
Profit for the year	–	–	–	–	1,423,234	–	–	–	506,052	1,929,286
Other comprehensive income/ (expense)	–	–	–	–	–	102,503	–	(42,643)	21,284	81,144
Total comprehensive income/ (expense)	–	–	–	–	1,423,234	102,503	–	(42,643)	527,336	2,010,430
Equity-settled share-based compensation expense	–	–	–	–	–	–	155,864	–	55,420	211,284
Change in interest held by non-controlling interests	–	–	193,340	(1,305)	(12,460)	6,285	(15,865)	(226)	115,111	284,880
At December 31, 2021	4,000,000	$400	$2,243,352	$157,829	$2,930,136	$(657,519)	$2,074,451	$(15,268)	$2,394,152	$9,127,533

Profit/ (Loss) for the period (1)	–	–	–	–	(3,555,024)	–	–	–	(1,264,041)	(4,819,065)
Other comprehensive income/ (expense) (1)	–	–	–	–	–	154,479	–	(226,277)	(25,529)	(97,327)
Total comprehensive income/ (expense) (1)	–	–	–	–	(3,555,024)	154,479	–	(226,277)	(1,289,570)	(4,916,392)
Equity-settled share-based compensation expense (1)	–	–	–	–	–	–	125,785	–	44,725	170,510
At June 30, 2022 (1)	4,000,000	$400	$2,243,352	$157,829	$(624,888)	$(503,040)	$2,200,236	$(241,545)	$1,149,307	$4,381,651

(1)	These numbers were provided by Nixplay Inc.’s management, and have not been audited or reviewed by any Independent Registered Public Accounting Firm.

The accompanying notes to these consolidated unaudited interim financial statements are an integral part of these statements. In the opinion of management, all adjustments necessary to make the consolidated unaudited financial statements presented here not misleading have been included.

F-5

NIXPLAY INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE INTERIM PERIODS FROM JANUARY 1, 2022 TO JUNE 30, 2022 (UNAUDITED) AND
FROM JANUARY 1, 2021 TO JUNE 30, 2021 (UNAUDITED)

	Six months ended June 30, 2022 (1)	Six months ended June 30, 2021 (1)
Cash flows from operating activities:
Profit/(loss) before income tax	$(4,852,760)	$(343,172)
Adjustments for:
Depreciation of property and equipment	73,711	103,231
Depreciation of right-of-use assets	117,870	131,536
Finance costs	410,837	452,906
Interest income	(36,927)	(41,393)
Gain on disposal of property and equipment	(275)	(386)
Policy charge on other financial assets	11,538	11,048
Equity-settled share-based compensation expenses	170,510	125,801
Operating profit/(loss) before working capital changes	(4,105,496)	439,571
(Increase)/decrease in inventories	(595,623)	(9,345,823)
Decrease in trade and other receivables	3,179,507	741,935
Decrease/(increase) in amount due from shareholders	–	(2,115)
(Decrease)/increase in trade and other payables	(2,892,901)	676,540
Increase in contract liabilities	49,795	–
Increase/(decrease) in amounts due to directors	265,988	(18,972)
Decrease in amounts due to non-controlling interests	(123,749)	(78,107)
Decrease in amounts due to related parties	(15,940)	(23,238)
Cash (used in)/ generated from operations	(4,238,419)	(7,610,209)
Income taxes (paid)/received	(165,127)	263,098
Net cash (used in)/ generated from operating activities	(4,403,546)	(7,347,111)

Cash flows from investing activities:
Purchases of property and equipment	(86,768)	(109,359)
Sales proceed from disposal of property and equipment	275	386
Interest received	64	567
Net cash used in investing activities	(86,429)	(108,406)

Cash flows from financing activities:
Proceeds from loans from directors	$47,854	$31,466
Proceeds from/ (repayments of) loans from non-controlling interests	150,332	(266,795)
Proceeds from loans from related parties	19,638	189,752
(Repayments of)/proceeds from bank borrowings	(1,906,348)	(2,914,088)
Repayment of principal portion of the lease liabilities	(125,069)	(101,462)
Interest paid	(410,837)	(452,906)
Proceeds from Employee Share Acquisition Plan	–	197,873
Net cash (used in)/generated from financing activities	(2,224,430)	(3,316,160)
Net (decrease)/increase in cash and cash equivalents	(6,714,405)	(10,771,677)
Cash and cash equivalents at beginning of period	9,060,578	14,916,353
Effect of foreign exchange rate changes	206,682	(43,151)
Cash and cash equivalents at end of period	$2,552,855	$4,101,525

(1)	These numbers were provided by Nixplay Inc.’s management, and have not been audited or reviewed by any Independent Registered Public Accounting Firm.

The accompanying notes to these consolidated unaudited interim financial statements are an integral part of these statements. In the opinion of management, all adjustments necessary to make the consolidated unaudited financial statements presented here not misleading have been included.

F-6

NIXPLAY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

AS AT JUNE 30 2022

Note 1 – Organization and Operations

Nixplay Inc. (“The Company”) was incorporated in the state of Delaware in June 2022. The Company does not have any business or operating activities. Nixplay (“Nixplay Cayman”), a private company was incorporated in Cayman Islands in July 2014. Nixplay Cayman’s principal activity is investment holding while its subsidiaries are engaged in the design and trading of digital photo frames and signage.

Effective September 11, 2022, Nixplay Inc. issued 3,990,000 shares of common stock in exchange for 73.77% ownership interest in Nixplay Cayman. This transaction resulted in Solon, an entity wholly owned by Mark Palfreeman and the controlling shareholder of Nixplay Cayman, obtaining 100% of voting interest in Nixplay Inc. The merger of Nixplay Cayman into Nixplay Inc., which has nominal net assets, results in Nixplay Cayman having control of the combined entity. Accordingly, this is considered to be a capital transaction, rather than a business combination, equivalent to the issuance of ownership interests by Nixplay Cayman for the net assets of Nixplay Inc, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible is recorded.

The condensed combined balance sheet has been prepared as if the transaction had occurred as of June 30, 2022:

	Nixplay Inc.	Nixplay Cayman	Transaction Accounting Adjustment	Pro Forma Combined
Total assets	$6,733,382	$24,948,448	$(6,733,382)	$24,948,448

Total liabilities	–	20,566,797	–	20,566,797
Stockholders’ equity
Common stock	400	88,663	(88,663)	400
Treasury stock	–	(6,367)	6,367	–
Share premium	6,732,982	2,959,257	(7,448,887)	2,243,352
Reserves	–	1,340,098	(351,506)	988,592
Non-controlling interests	–	–	1,149,307	1,149,307
Total equity	6,733,382	4,381,651	(6,733,382)	4,381,651
Total liabilities and equity	$6,733,382	$24,948,448	$(6,733,382)	$24,948,448

F-7

The pro forma condensed combined statements of operations have been prepared as if this transaction had occurred for the interim period ended June 30, 2022:

	Nixplay Inc.	Nixplay Cayman	Transaction Accounting Adjustment	Pro Forma Combined
Revenues	$–	$9,025,516	$–	$9,025,516
Cost of sales	–	(6,248,538)	–	(6,248,538)
Gross profit	–	2,776,978	–	2,776,978
Total operating expenses	–	(7,286,027)	–	(7,286,027)
Net Operating Income	–	(4,509,049)	–	(4,509,049)
Total other income/ (expense)	–	(343,711)	–	(343,711)
Income/ (loss) before income tax expense	–	(4,852,760)	–	(4,852,760)
Income tax expense	–	33,695	–	33,695
Net income/ (loss)	–	(4,819,065)	–	(4,819,065)
Less: Net (income)/ loss attributable to non-controlling interests	–	–	1,264,041	1,264,041
Net income/ (loss) attributable to shareowners of Nixplay Inc.	–	(4,819,065)	1,264,041	(3,555,024)

Other comprehensive income/ (expense)	–	(97,327)	–	(97,327)

Total Comprehensive Income/ (expense)	–	(4,916,392)	–	(4,916,392)
Less: Total comprehensive (income)/ expense attributable to non-controlling interests	–	–	1,289,570	1,289,570
Total comprehensive income/ (expense) attributable to shareowners of Nixplay Inc.	$–	$(4,916,392)	$(1,289,570)	$(3,626,822)

The consolidated financial statements represent the activity of Nixplay Cayman from July 2014 forward, and the consolidated activity of Nixplay Inc. and Nixplay Cayman from September 11, 2022 forward. Nixplay Inc., Nixplay Cayman and its subsidiaries are hereinafter referred to collectively as the “Group” or “We”.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles as promulgated in the United States of America (“US GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the periods presented have been included.

F-8

Functional and presentation currency

The consolidated financial statements are presented in U.S. dollars (“$”), which is the functional currency of the Company. The functional currency of the Company’s subsidiaries is the currency of primary economic environment in which it operates.

Business combination and principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. We have eliminated all intercompany transactions and balances between entities together with unrealized profits are eliminated in full in preparing the consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures thereto. Actual results could differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, allowance for doubtful accounts, stock-based compensation, income taxes and valuation of the financial assets.

Financial Instruments

Pursuant to Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 and 825 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 and 825 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1: Quoted prices for identical assets or liabilities in active markets or observable inputs;

Level 2: Significant observable inputs that can be corroborated by observable market data; and

Level 3: Significant unobservable inputs that cannot be corroborated by observable market data.

The Group’s financial instruments consist primarily of cash, trade and other receivables, trade and other payables, bank borrowings, amount due from/ (to) and loans from directors, non-controlling interests and related parties. Pursuant to ASC 820 and 825, the fair value of certain financial assets and liabilities are determined based on “Level 3” inputs as shown below. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of the short-term nature of these items.

F-9

The following table presents assets and liabilities that are measured and recognized at fair value as of June 30, 2022 and December 31, 2021:

	Level 1	Level 2	Level 3
June 30, 2022
Assets
Key management insurance contracts classified as financial assets			$1,904,334

Liabilities
Defined benefit pension obligations classified at financial liabilities			$153,383

December 31, 2021
Assets
Key management insurance contracts classified as financial assets			$2,185,703

Liabilities
Defined benefit pension obligations classified at financial liabilities			$159,739

Foreign Currency

Assets and liabilities of consolidated foreign subsidiaries whose functional currency is not the U.S. dollar are translated into U.S. dollars at period-end exchange rates and revenues and expenses are translated into U.S. dollars at average exchange rates for the applicable period. The adjustment resulting from translating the financial statements of such foreign subsidiaries into U.S. dollars is reflected as a cumulative translation adjustment and reported as a component of accumulated other comprehensive income.

For consolidated foreign subsidiaries whose functional currency is the U.S. dollar, transactions and balances denominated in the local currency are foreign currency transactions. Foreign currency transactions and balances related to non-monetary assets and liabilities are remeasured to the functional currency of the subsidiary at historical exchange rates while monetary assets and liabilities are remeasured to the functional currency of the subsidiary at period-end exchange rates. Foreign currency exchange gains or losses from remeasurement are included in income in the period in which they occur.

Cash and Cash Equivalents

Cash equivalents are short-term, highly liquid investment and deposits that are readily convertible into cash, with original maturities of three months or less.

Pledged bank deposits are used to secure the import loan facilities from financial institutions. They are restricted as to withdrawal or use. The deposits are included with Cash and cash equivalents when reconciling the balances shown on the statement of cash flows.

	June 30, 2022	December 31, 2021
Pledged bank deposits	$808,677	$947,117
Cash and bank balances	1,744,178	8,113,460
Total Cash and cash equivalents	$2,552,855	$9,060,577

F-10

Trade Receivables

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30-60 days from the invoice date. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

Management provides for probable uncollectible accounts through an allowance for doubtful accounts. The allowance is estimated based on historical credit loss experiences and management’s assessment of the current status of individual accounts. Management estimated that the carrying amounts as of June 30, 2022 and December 31, 2021 could be fully recovered. No allowance has been recognized on trade receivables as the amount involved is insignificant.

Inventory

Inventories are initially recognized at cost, and subsequently at the lower of cost or net realizable value. The Group has established the policy of capitalizing all costs of purchase, cost of conversion and other direct costs incurred in bring the inventories to their present location and condition for the inventory valuation. Cost is calculated at first-in first-out method. Net realizable value represents the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion and transportation to make the sales.

As of June 30, 2022 and December 31, 2021, there are $12,881,676 and $12,286,053 in finished goods in inventory.

Property and equipment

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The straight-line method of depreciation is used over the following estimated useful lives:

Leasehold improvements	2 years
Office equipment	2 years
Furniture and fixtures	2 years
Mould and toolings	2 years

Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. When equipment is retired or sold, the cost and related accumulated depreciation accounts are relieved, and the resultant gain or loss is reflected in operations.

Leases

All leases are required to be capitalized in the Balance Sheet as right-of-use assets and lease liabilities. The Group has elected not to recognize right-of-use assets and lease liabilities for leases that have a lease term of less than 12 months. The lease payments associated with those leases have been expensed on straight-line basis over the lease term.

Operating lease right-of-use asset is initially recognized at cost, less any accumulated depreciation and any impairment losses, and adjusted for any remeasurement of lease liability.

Lease liability is recognized at present value of lease payments that are not paid at the date of commencement of the lease. The lease payments are discounted using the interest rate implicit in the lease. The Group uses the Group’s incremental borrowing rate.

F-11

Contract Liabilities

Contract liabilities, or deferred revenue, consist of advance payments from clients and billings in excess of revenues recognized. The Group classifies deferred revenue as current on the consolidated balance sheet and is recognized as revenue as the Group performs under the contract. These balances are generally recognized as revenue within one year and are short-term in nature.

There are $465,215 and $415,420 in contract liabilities as of June 30, 2022 and December 31, 2021 respectively.

Non-controlling Interests

The Group has minority members representing ownership interests of 26.23% as of June 30, 2022 and December 31, 2021. The Group accounts for these minority, or non-controlling interests, pursuant to ASC 810-10-65 whereby gains and losses in a company with a non-controlling interest are allocated to the non-controlling interest based on the ownership percentage of the non-controlling interest, even if that allocation results in a deficit non-controlling interest balance.

Revenue recognition

All revenues from exchange transactions are recorded in accordance with ASC 606, which is recognized when: (i) a contract with a customer has been identified, (ii) the performance obligation(s) in the contract have been identified, (iii) the transaction price has been determined, (iv) the transaction price has been allocated to each performance obligation in the contract, and (v) the Company has satisfied the applicable performance obligation at a point in time or over time.

The Group’s revenues are primarily generated from the sale of digital photo frames and signage. This represents a single performance obligation and are earned at a point in time when the goods have been shipped. Invoices are usually payable within 15-60 days. The Group’s revenues also contain membership subscription income, which are recognized over the terms of subscription period.

Stock-based Compensation

The Group accounts for employees and others equity-based compensation in accordance with ASC 718 “Share-based Compensation”. Accordingly, compensation expense for employees’ and others’ services received in exchange for equity awards is based on the grant date fair value of those awards and is recognized over the requisite service period for the respective award.

The Group’s equity-based awards issued include stock option awards. The Group records forfeitures as they occur. Compensation expense resulting from time vesting based awards is recognized in the Group’s consolidated statement of operations and comprehensive income at the grant date fair value over the requisite service period (typically three to five years). The Group estimates grant date fair value using a Hull-White Binominal model that uses assumptions including expected volatility, expected term, and the expected risk-free rate of return. The Group has determined that the Hull-White Binominal model, as well as the underlying assumptions used in its application, is appropriate in estimating the fair value of its award grants.

F-12

Income Tax

The Group is subject to both the United States of America (U.S.) and foreign income taxes. A current tax asset or liability is recognized for the estimated taxes payable or refundable on tax returns for the year.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the basis of receivables, inventory, property and equipment and accrued expenses for financial and income tax reporting.

Note 3 – Other Financial Assets

The other financial assets in non-current assets represented the key man insurance contracts of $1,904,334 and $2,185,703 as of June 30, 2022 and December 31, 2021, respectively. The Group’s Hong Kong subsidiary purchased life insurance contracts in September 2016 and September 2020 for a director of the Group. The total insured amount is US$7,600,000. The contracts will mature on the date when the insured reaches the age of 100 or death of the insured and the beneficiary is designated to be the Group’s Hong Kong subsidiary.

Discounted cash flow approach was adopted in the fair value measurement of the Group’s key management insurance contract as at June 30, 2022 with the significant unobservable inputs used, being 4.13% to 4.32% (December 31, 2021: 1.73% to 2.03%) per annum which is adopted as the discount rate.

The fair value of life insurance contract is based on unobservable inputs, it is measured using the discounted cash flow and is disclosed as categorized under Level 3 of the fair value measurement hierarchy. The life insurance contracts are pledged to a bank to secure a clean import loan facilities granted to the Group’s Hong Kong subsidiary.

Note 4 – Other Financial Liabilities

The following is a summary of the Group’s other financial liabilities:

	June 30, 2022	December 31, 2021
Amounts due to directors	$592,266	$326,279
Amounts due to non-controlling interests	90,526	214,275
Amounts due to related parties	15,697	31,637
Loans from directors	546,958	499,104
Loans from non-controlling interests	2,805,455	2,655,123
Loans from related parties	469,853	450,214
	$4,520,755	$4,176,632

The loans from directors, non-controlling interests and related parties are unsecured and bear interest at 10% per annum. The loans are fully repayable on February 28, 2023.

The amounts due to directors, non-controlling interests and related parties are unsecured, interest-free and repayable on demand.

F-13

Note 5 – Bank Borrowings and Facilities

The following is a summary of the Group’s bank borrowings:

	June 30, 2022	December 31, 2021
Current portion:
Bank loans due for repayment within one year	$7,156,728	$8,521,849
Bank loans due for repayment after one year which contain a repayment on demand clause	337,817	879,044
	$7,494,545	$9,400,893

(a)	As of June 30, 2022, the Group’s Hong Kong subsidiary held an import loan facility of HK$12,000,000 from a Hong Kong financial institution with maximum tenor of 120-150 days. The facility is secured by a personal guarantee from a director to the extent of HK$12,000,000 and a guarantee to the extent of HK$9,600,000 from the Hong Kong Mortgage Corporation Limited under the SME Financing Guarantee Scheme. Interest is charged at 1.75% above Bank’s Best Lending rate per annum for HK$ drawings and charged at 4% above London Interbank Offered Rate per annum for U.S. dollar drawings.

As of June 30, 2022, the outstanding bank loans under this facility totaled $944,450 (Compared to December 31, 2021: $1,501,547).

(b)	As of June 30, 2022, the Group’s Hong Kong subsidiary held a clean import loan facility of HK$73,500,000 from a Hong Kong financial institution with maximum tenor of 120-150 days. The facility is secured by an unlimited personal guarantee from the director, unlimited cross-corporate guarantees from the Group, the Group’s UK and US subsidiaries and life insurance contracts under HSBC Jade Global Generations Universal Life Insurance plan with total insured amount of $7,600,000. Interest is charge at 1.75% above Bank’s Best Lending rate per annum for HK$ drawings and charged at 4% above London Interbank Offered Rate per annum for U.S. dollars drawings.

As of June 30, 2022, the outstanding bank loans under this facility totaled $4,628,734 (Compared to December 31, 2021: $5,927,641).

(c)	As of June 30, 2022, the Group’s Hong Kong subsidiary held a clean import loan facility of US$3,500,000 from a Hong Kong financial institution with maximum tenor of 120 days. The facility is secured by a pledged deposit not less than 14% of the aggregate outstanding bank loans under this facility, an unlimited personal guarantee from the director and unlimited cross-corporate guarantees from the Group, the Group’s UK and US subsidiaries. Interest is charged at 2.5% above London Interbank Offered Rate per annum.

As of June 30, 2022, the outstanding bank loans under this facility totaled $1,307,392 (Compared to December 31, 2021: $479,808).

(d)	As of June 30, 2022, the Group’s Hong Kong subsidiary held an import loan facility of HK$6,000,000 from a Hong Kong financial institution with maximum tenor of 120-150 days. The facility is secured by a personal guarantee from the director to the extent of HK$6,000,000 and a guarantee from the Hong Kong Mortgage Corporation Limited under the SME Financing Guarantee Scheme. Interest is charged at 1.75% above Bank’s Best Lending rate per annum for HK$ drawings and charged at 4% above London Interbank Offered Rate per annum for U.S. dollar drawings.

As of June 30, 2022, there were no outstanding bank loans under this facility (Compared to December 31, 2021: $612,853).

F-14

(e)	As of June 30, 2022, the Group’s Hong Kong subsidiary held a loan of US$810,716 from a Hong Kong financial institution to finance the payment of insurance premium of the life insurance contract of a director of the Group. Interest is charged at one- month London Interbank Offered Rate plus 1% per annum payable monthly in arrears and the loan will mature in September 2023.

As of June 30, 2022, the outstanding loan amounted to $337,817 (Compared to December 31, 2021: $472,931).

(f)	As of June 30, 2022, the Group’s Hong Kong subsidiary held a term loan of HK$4,000,000 from a Hong Kong financial institution. The loan is secured by a personal guarantee from director to the extent of $3,600,000 and a guarantee from HKMC Insurance Limited under SME Financing Guarantee Scheme. Interest is charged at 2.75% per annum payable monthly in arrears and the principal will be repaid monthly in arrears commencing 12 months after the first drawdown date and the loan will mature in May 2023.

As of June 30, 2022, the outstanding loan amounted to $276,152 (Compared to December 31, 2021: $406,113).

(g)	Current liabilities include bank loans of $337,817 as of June 30, 2022 (Compared to December 31, 2021: $879,044) that are not scheduled to be repaid within one year. They are classified as current liabilities as the related loan agreements contain a clause that provides the lenders with an unconditional right to demand repayment at any time at its own discretion. The portion of these bank loans due for repayment after one year which contain a repayment on demand clause and classified as a current liability is not expected to be settled within one year.

Note 6 – Income Tax Expenses

Provision/ (benefit) for Income taxes consists of the following during the interim periods ended:

	Six months ended June 30, 2022	Six months ended June 30, 2021
Current:
Federal	$(29,614)	$–
Foreign	(4,081)	3,181
Total Current	$(33,695)	$3,181
Deferred:
Federal	–	–
Foreign	–	–
Total Deferred	–	–
Total Income Tax Expenses	$(33,695)	$3,181

F-15

Note 7 – Stock Based Compensation

Employee Share Acquisition Plan

In March 2021, the Group implemented an Employee Share Acquisition Plan (the “ESAP”) to incentivize the Group’s employees. Under the ESAP, eligible employees may apply to acquire ordinary shares in Nixplay Cayman, subject to the discretion and approval of the Board of Directors on the maximum number of shares, maximum funding for additional shares and bonus shares for each eligible employee.

During the six months ended June 30, 2021, Nixplay Cayman issued 47,920 shares under the ESAP.

Note 8 – Related Party Transactions

During the periods ended June 30, 2022 and 2021, the Group entered into the following transactions with related parties:

Related party	Type of Transaction	Transaction amount
		Six months ended June 30, 2022	Six months ended June 30, 2021
Non-executive directors	Directors’ fee	$49,155	$29,916
	Equity-settled share-based compensation expenses	11,186	20,007

Directors	Directors’ salaries	$155,448	$389,449
	Equity-settled share-based compensation expenses	–	8,842
	Loan interest expenses	28,288	24,739
Related parties	Loan interest expenses	$23,183	$19,497
Non-controlling interests	Loan interest expenses	$136,908	$140,624

Note 9 – Subsequent Events

Management has evaluated subsequent events through November 15, 2022, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements apart from the group restructure disclosed in Note 1 and those discussed below.

In September 2022, the Company filed an Offering Statement to conduct an offering of Common Stock pursuant to Regulation A. The Company is seeking to sell up to 2,461,075 shares at $6.0949 per share, for maximum proceeds of $15,000,006.00. The Offering Statement was not yet qualified as of the date the financial statements were available to be issued.

F-16

NIXPLAY, INC.

CONSOLIDATED FINANCIAL STATEMENTS

AND

INDEPENDENT AUDITOR'S REPORT

AS OF DECEMBER 31, 2021 AND 2020

AND

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

F-17

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Nixplay Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nixplay Inc. as of December 31, 2021 and 2020, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

PCAOB ID 5041

We have served as the Company's auditor since 2022

Lakewood, CO

September 28, 2022

F-18

NIXPLAY INC.

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2021 AND 2020

	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$9,060,578	$14,916,353
Trade receivables	9,519,584	7,066,659
Other receivables	688,551	1,196,060
Inventories	12,286,053	6,201,192
Income taxes receivables	–	366,873
Other financial assets	48,386	49,134
Total current assets	31,603,152	29,796,271
Property and equipment, net	159,787	174,090
Operating lease right of use assets	180,734	311,790
Other financial assets	2,185,703	2,244,280
Deferred tax assets	200,480	96,112
Total non-current assets	2,726,704	2,826,272
Total assets	$34,329,856	$32,622,543

LIABILITIES AND EQUITY
Current liabilities
Trade payables	$5,674,324	$2,109,327
Other payables	5,252,045	6,710,285
Contract liabilities	415,420	–
Other financial liabilities	4,176,632	4,147,136
Lease liabilities	165,234	179,946
Income taxes payables	104,021	–
Bank borrowings	9,400,893	12,674,663
Total current liabilities	25,188,569	25,821,357
Bank borrowings	–	67,015
Lease liabilities	13,754	113,232
Total non-current liabilities	13,754	180,247
Total liabilities	25,202,323	26,001,604
Stockholders’ equity
Common stock	400	400
Share premium	2,243,352	2,050,012
Reserves	4,489,629	2,874,242
Equity attributable to shareowners of Nixplay Inc.	6,733,381	4,924,654
Equity attributable to non-controlling interests	2,394,152	1,696,285
Total Equity	9,127,533	6,620,939
Total liabilities and equity	$34,329,856	$32,622,543

F-19

NIXPLAY INC.

CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
Revenues	$57,865,975	$55,521,838
Cost of sales	(36,452,328)	(34,645,885)
Gross profit	21,413,647	20,875,953

Operating expenses
Development, General and administrative	(12,352,409)	(12,423,027)
Selling expenses	(5,633,172)	(5,107,209)
Stock based compensation	(211,277)	(113,464)
Depreciation	(434,927)	(523,365)
Total operating expenses	(18,631,785)	(18,167,065)

Net Operating Income	2,781,861	2,708,888

Government grants including PPP loan forgiveness	221,149	159,098
Interest income and other income	83,929	61,734
Interest expenses	(1,012,599)	(959,930)
Total other income (expense)	(707,521)	(739,098)

Income (loss) before income tax expense	2,074,340	1,969,790

Income tax expense	(145,055)	(305,329)

Net income	$1,929,286	$1,664,462
Less: Net income attributable to non-controlling interests	(506,052)	(426,435)
Net income attributable to shareowners of Nixplay Inc.	$1,423,234	$1,238,027

Changes in fair value of defined benefit scheme at fair value through other comprehensive income	57,508	(17,026)
Changes in fair value of financial asset at fair value through other comprehensive income	(115,314)	85,887
Foreign currency translation gain (loss)	138,950	(59,109)
Other comprehensive income	81,144	9,752

Total comprehensive income	$2,010,430	$1,674,214
Less: Total comprehensive income attributable to non-controlling interests	(527,336)	(428,933)
Total comprehensive income attributable to shareowners of Nixplay Inc.	$1,483,094	$1,245,281

F-20

NIXPLAY INC.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
AS AT DECEMBER 31, 2021 AND 2020

	Share capital		Share premium	General reserve	Retained earnings	Foreign exchange reserve	Share option reserve	FVOCI reserve	Non-controlling interests	Total equity
	Shares	Amount
At Jan 1, 2020	4,000,000	$400	$2,050,012	$159,134	$281,335	$(722,342)	$1,849,976	$(23,618)	$1,238,253	$4,833,151
Profit for the year	–	–	–	–	1,238,027	–	–	–	426,435	1,664,462
Other comprehensive income	–	–	–	–	–	(43,965)	–	51,219	2,498	9,752
Total comprehensive income	–	–	–	–	1,238,027	(43,965)	–	51,219	428,933	1,674,214
Equity-settled share-based compensation expense	–	–	–	–	–	–	84,476	–	29,098	113,574
At Dec 31, 2020	4,000,000	$400	$2,050,012	$159,134	$1,519,362	$(766,307)	$1,934,452	$27,601	$1,696,285	$6,620,939

Profit for the year	–	–	–	–	1,423,234	–	–	–	506,052	1,929,286
Other comprehensive income	–	–	–	–	–	102,503	–	(42,643)	21,284	81,144
Total comprehensive income	–	–	–	–	1,423,234	102,503	–	(42,643)	527,336	2,010,430
Equity-settled share-based compensation expense	–	–	–	–	–	–	155,864	–	55,420	211,284
Change in interest held by non-controlling interests	–	–	193,340	(1,305)	(12,460)	6,285	(15,865)	(226)	115,111	284,880
At Dec 31, 2021	4,000,000	$400	$2,243,352	$157,829	$2,930,136	$(657,519)	$2,074,451	$(15,268)	$2,394,152	$9,127,533

F-21

NIXPLAY INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

AS AT DECEMBER 31, 2021 AND 2020

	2021	2020
Cash flows from operating activities:
Profit before income tax	$2,074,341	$1,969,791
Adjustments for:
Depreciation of property and equipment	182,360	213,150
Depreciation of right-of-use assets	252,568	310,216
Finance costs	1,012,599	959,930
Interest income	(79,828)	(53,349)
Gain on disposal of property and equipment	(386)	(1,562)
Policy charge on other financial assets	22,610	84,155
Equity-settled share-based compensation expenses	211,284	113,574
Operating profit before working capital changes	3,675,548	3,595,905
(Increase)/decrease in inventories	(6,084,861)	6,606,967
Increase in trade and other receivables	(1,960,060)	(2,952,758)
Decrease/(increase) in amount due from shareholders	5,404	(2,204)
Increase/(decrease) in trade and other payables	2,216,944	(3,613,922)
Increase in contract liabilities	415,420	–
Increase in amounts due to directors	47,085	24,343
Decrease in amounts due to non-controlling interests	(3,633)	(2,279)
(Decrease)/increase in amounts due to related parties	(6,940)	13,703
Cash generated (used in)/from operations	(1,695,093)	3,669,755
Income taxes received/(paid)	199,634	(962,096)
Net cash generated (used in)/from operating activities	(1,495,459)	2,707,659

Cash flows from investing activities:
Purchases of property and equipment	(168,423)	(109,149)
Sales proceed from disposal of property and equipment	386	2,492
Interest received	616	567
Investment in insurance contract	–	(1,141,284)
Investment in unlisted debt security	(4,656)	(31,900)
Net cash used in investing activities	(172,077)	(1,279,274)

Cash flows from financing activities:
Proceeds from loans from directors	30,254	125,767
(Repayments of)/proceeds from loans from non-controlling interests	(221,732)	468,259
Proceeds from loans from related parties	184,462	17,267
(Repayments of)/proceeds from bank borrowings	(3,340,785)	1,616,282
Repayment of principal portion of the lease liabilities	(216,184)	(297,354)
Interest paid	(1,012,599)	(959,930)
Proceeds from Employee Share Acquisition Plan	251,247	–
Net cash (used in)/generated from financing activities	(4,325,337)	970,291
Net (decrease)/increase in cash and cash equivalents	(5,992,873)	2,398,676
Cash and cash equivalents at beginning of year	14,916,353	12,574,039
Effect of foreign exchange rate changes	137,098	(56,362)
Cash and cash equivalents at end of year	$9,060,578	$14,916,353

F-22

NIXPLAY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2021

Note 1 – Organization and Operations

Nixplay Inc. (“The Company”) was incorporated in the state of Delaware in June 2022. The Company does not have any business or operating activities. Nixplay (“Nixplay Cayman”), a private company was incorporated in Cayman Islands in July 2014. Nixplay Cayman’s principal activity is investment holding while its subsidiaries are engaged in the design and trading of digital photo frames and signage.

Effective September 11, 2022, Nixplay Inc. issued 3,990,000 shares of common stock in exchange for 73.77% ownership interest in Nixplay Cayman. This transaction resulted in Solon, an entity wholly owned by Mark Palfreeman and the controlling shareholder of Nixplay Cayman, obtaining 100% of voting interest in Nixplay Inc. The merger of Nixplay Cayman into Nixplay Inc., which has nominal net assets, results in Nixplay Cayman having control of the combined entity. Accordingly, this is considered to be a capital transaction, rather than a business combination, equivalent to the issuance of ownership interests by Nixplay Cayman for the net assets of Nixplay Inc, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible is recorded.

The condensed combined balance sheet has been prepared as if the transaction had occurred as of December 31, 2021:

	Nixplay Inc.	Nixplay Cayman	Transaction Accounting Adjustment	Pro Forma Combined
Total assets	$6,733,382	$34,329,856	$(6,733,382)	$34,329,856

Total liabilities	–	25,202,323	–	25,202,323
Stockholders’ equity
Common stock	400	88,663	(88,663)	400
Treasury stock	–	(6,367)	6,367	–
Share premium	6,732,982	2,959,257	(7,448,887)	2,243,352
Reserves	–	6,085,980	(1,596,351)	4,489,629
Non-controlling interests	–	–	2,394,152	2,394,152
Total equity	6,733,382	9,127,533	(6,733,382)	9,127,533
Total liabilities and equity	$6,733,382	$34,329,856	$(6,733,382)	$34,329,856

F-23

The pro forma condensed combined statements of operations have been prepared as if this transaction had occurred for the year 2021:

	Nixplay Inc.	Nixplay Cayman	Transaction Accounting Adjustment	Pro Forma Combined
Revenues	$–	$57,865,975	$–	$57,865,975
Cost of sales	–	(36,452,328)	–	(36,452,328)
Gross profit	–	21,413,647	–	21,413,647
Total operating expenses	–	(18,631,785)	–	(18,631,785)
Net Operating Income	–	2,781,861	–	2,781,861
Total other income (expense)	–	(707,521)	–	(707,521)
Income (loss) before income tax expense	–	2,074,340	–	2,074,340
Income tax expense	–	(145,055)	–	(145,055)
Net income	–	1,929,286	–	1,929,286
Net income attributable to non-controlling interests	–	–	(506,052)	(506,052)
Net income attributable to shareowners of Nixplay Inc.	–	1,929,286	(506,052)	1,423,234

Other comprehensive income	–	81,144	–	81,144

Total Comprehensive Income	–	2,010,430	–	2,010,430
Total comprehensive income attributable to non-controlling interests	–	–	(527,336)	(527,336)
Total comprehensive income attributable to shareowners of Nixplay Inc.	$–	$2,010,430	$(527,336)	$1,483,094

The consolidated financial statements represent the activity of Nixplay Cayman from July 2014 forward, and the consolidated activity of Nixplay Inc. and Nixplay Cayman from September 11, 2022 forward. Nixplay Inc., Nixplay Cayman and its subsidiaries are hereinafter referred to collectively as the “Group” or “We”.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles as promulgated in the United States of America (“US GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included.

Functional and presentation currency

The consolidated financial statements are presented in U.S. dollars (“$”), which is the functional currency of the Company. The functional currency of the Company’s subsidiaries is the currency of primary economic environment in which it operates.

F-24

Business combination and principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. We have eliminated all intercompany transactions and balances between entities together with unrealized profits are eliminated in full in preparing the consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures thereto. Actual results could differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, allowance for doubtful accounts, stock-based compensation, income taxes and valuation of the financial assets.

Financial Instruments

Pursuant to Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 and 825 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 and 825 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1: Quoted prices for identical assets or liabilities in active markets or observable inputs;

Level 2: Significant observable inputs that can be corroborated by observable market data; and

Level 3: Significant unobservable inputs that cannot be corroborated by observable market data.

The Group’s financial instruments consist primarily of cash, trade and other receivables, trade and other payables, bank borrowings, amount due from/ (to) and loans from directors, non-controlling interests and related parties. Pursuant to ASC 820 and 825, the fair value of certain financial assets and liabilities are determined based on “Level 3” inputs as shown below. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of the short-term nature of these items.

The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2021 and December 31, 2020:

	Level 1	Level 2	Level 3
December 31, 2021
Assets
Key management insurance contracts classified as financial assets	–	–	$2,185,703

Liabilities
Defined benefit pension obligations classified at financial liabilities	–	–	$159,739

December 31, 2020
Assets
Key management insurance contracts classified as financial assets	–	–	$2,244,280
Forward currency contracts classified as financial assets	–	$135,436	–

Liabilities
Defined benefit pension obligations classified at financial liabilities	–	–	$162,338

F-25

Foreign Currency

Assets and liabilities of consolidated foreign subsidiaries whose functional currency is not the U.S. dollar are translated into U.S. dollars at period-end exchange rates and revenues and expenses are translated into U.S. dollars at average exchange rates for the applicable period. The adjustment resulting from translating the financial statements of such foreign subsidiaries into U.S. dollars is reflected as a cumulative translation adjustment and reported as a component of accumulated other comprehensive income.

For consolidated foreign subsidiaries whose functional currency is the U.S. dollar, transactions and balances denominated in the local currency are foreign currency transactions.

Foreign currency transactions and balances related to non-monetary assets and liabilities are remeasured to the functional currency of the subsidiary at historical exchange rates while monetary assets and liabilities are remeasured to the functional currency of the subsidiary at period-end exchange rates. Foreign currency exchange gains or losses from remeasurement are included in income in the period in which they occur.

Cash and Cash Equivalents

Cash equivalents are short-term, highly liquid investment and deposits that are readily convertible into cash, with original maturities of three months or less.

Pledged bank deposits are used to secure the import loan facilities from financial institutions. They are restricted as to withdrawal or use. The deposits are included with Cash and cash equivalents when reconciling the balances shown on the statement of cash flows.

	2021	2020
Pledged bank deposits	$947,117	$516,033
Cash and bank balances	8,113,460	14,400,320
Total Cash and cash equivalents	$9,060,577	$14,916,353

Trade Receivables

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30-60 days from the invoice date. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

Management provides for probable uncollectible accounts through an allowance for doubtful accounts. The allowance is estimated based on historical credit loss experiences and management’s assessment of the current status of individual accounts. Management estimated that the carrying amounts as of December 31, 2021 and 2020 could be fully recovered. No allowance has been recognized on trade receivables as the amount involved is insignificant.

Inventory

Inventories are initially recognized at cost, and subsequently at the lower of cost or net realizable value. The Group has established the policy of capitalizing all costs of purchase, cost of conversion and other direct costs incurred in bring the inventories to their present location and condition for the inventory valuation. Cost is calculated at first-in first-out method. Net realizable value represents the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion and transportation to make the sales.

As of December 31, 2021 and 2020, there are $12,286,053 and $6,201,192 finished goods.

F-26

Property and equipment

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The straight-line method of depreciation is used over the following estimated useful lives:

Leasehold improvements	2 years
Office equipment	2 years
Furniture and fixtures	2 years
Mould and toolings	2 years

Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. When equipment is retired or sold, the cost and related accumulated depreciation accounts are relieved, and the resultant gain or loss is reflected in operations.

Leases

All leases are required to be capitalized in the Balance Sheet as right-of-use assets and lease liabilities. The Group has elected not to recognize right-of-use assets and lease liabilities for leases that have a lease term of less than 12 months. The lease payments associated with those leases have been expensed on straight-line basis over the lease term.

Operating lease right-of-use asset is initially recognized at cost, less any accumulated depreciation and any impairment losses, and adjusted for any remeasurement of lease liability.

Lease liability is recognized at present value of lease payments that are not paid at the date of commencement of the lease. The lease payments are discounted using the interest rate implicit in the lease. The Group uses the Group’s incremental borrowing rate.

Contract Liabilities

Contract liabilities, or deferred revenue, consist of advance payments from clients and billings in excess of revenues recognized. The Group classifies deferred revenue as current on the consolidated balance sheet and is recognized as revenue as the Group performs under the contract. These balances are generally recognized as revenue within one year and are short-term in nature.

There are $415,420 and none contract liability as of December 31, 2021 and 2020 respectively.

Non-controlling Interests

The Group has minority members representing ownership interests of 26.23% as of December 31, 2021 and 25.62% in December 31, 2020. The Group accounts for these minority, or non-controlling interests, pursuant to ASC 810-10-65 whereby gains and losses in a company with a non-controlling interest are allocated to the non-controlling interest based on the ownership percentage of the non-controlling interest, even if that allocation results in a deficit non-controlling interest balance.

F-27

Revenue recognition

All revenues from exchange transactions are recorded in accordance with ASC 606, which is recognized when: (i) a contract with a customer has been identified, (ii) the performance obligation(s) in the contract have been identified, (iii) the transaction price has been determined, (iv) the transaction price has been allocated to each performance obligation in the contract, and (v) the Company has satisfied the applicable performance obligation at a point in time or over time.

The Group’s revenues are primarily generated from the sale of digital photo frames and signage. This represents a single performance obligation and are earned at a point in time when the goods have been shipped. Invoices are usually payable within 15-60 days. The Group’s revenues also contain membership subscription income, which are recognized over the terms of subscription period.

Stock-based Compensation

The Group accounts for employees and others equity-based compensation in accordance with ASC 718 “Share-based Compensation”. Accordingly, compensation expense for employees’ and others’ services received in exchange for equity awards is based on the grant date fair value of those awards and is recognized over the requisite service period for the respective award.

The Group’s equity-based awards issued include stock option awards. The Group records forfeitures as they occur. Compensation expense resulting from time vesting based awards is recognized in the Group’s consolidated statement of operations and comprehensive income at the grant date fair value over the requisite service period (typically three to five years). The Group estimates grant date fair value using a Hull-White Binominal model that uses assumptions including expected volatility, expected term, and the expected risk-free rate of return. The Group has determined that the Hull-White Binominal model, as well as the underlying assumptions used in its application, is appropriate in estimating the fair value of its award grants.

Income Tax

The Group is subject to both the United States of America (U.S.) and foreign income taxes. A current tax asset or liability is recognized for the estimated taxes payable or refundable on tax returns for the year.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the basis of receivables, inventory, property and equipment and accrued expenses for financial and income tax reporting.

Note 3 – Other Financial Assets

The other financial assets in non-current assets represented the key man insurance contacts of $2,185,703 and $2,244,280 as of December 31, 2021 and 2020 respectively. The Group’s Hong Kong subsidiary purchased life insurance contracts in September 2016 and September 2020 for a director of the Group. The total insured amount is US$7,600,000 (2020: US$7,600,000). The contracts will mature on the date when the insured reaches the age of 100 or death of the insured and the beneficiary is designated to be the Group’s Hong Kong subsidiary.

F-28

Discounted cash flow approach was adopted in the fair value measurement of the Group’s key management insurance contract as at December 31, 2021 with the significant unobservable inputs used, being 1.73% to 2.03% (2020: 1.32% to 1.9%) per annum which is adopted as the discount rate.

The fair value of life insurance contract is based on unobservable inputs, it is measured using the discounted cash flow and is disclosed as categorized under Level 3 of the fair value measurement hierarchy. The life insurance contracts are pledged to a bank to secure a clean import loan facilities granted to the Group’s Hong Kong subsidiary.

Note 4 – Other Financial Liabilities

The following is a summary of the Group’s other financial liabilities as of December 31:

	2021	2020
Amounts due to directors	$326,279	$279,194
Amounts due to non-controlling interests	214,275	217,908
Amounts due to related parties	31,637	38,577
Loans from directors	499,104	468,850
Loans from non-controlling interests	2,655,123	2,876,855
Loans from related parties	450,214	265,752
	$4,176,632	$4,147,136

The loans from directors, non-controlling interests and related parties are unsecured and bear interest at 10% per annum. The loans are fully repayable on 28 February 2022.

The amounts due to directors, non-controlling interests and related parties are unsecured, interest-free and repayable on demand.

Note 5 – Bank Borrowings and Facilities

The following is a summary of the Group’s bank borrowings as of December 31:

	2021	2020
Current portion:
Bank loans due for repayment within one year	$8,521,849	$11,405,919
Bank loans due for repayment after one year which contain a repayment on demand clause	879,044	1,259,097
PPP loan	–	9,647
	$9,400,893	$12,674,663
Non-current portion:
PPP loan	–	67,015
	$9,400,893	$12,741,678

F-29

(a)	At the year end date, the Group’s Hong Kong subsidiary held an import loan facility of HK$12,000,000 from a Hong Kong financial institution with maximum tenor of 120-150 days. The facility is secured by a personal guarantee from a director to the extent of HK$12,000,000 and a guarantee to the extent of HK$9,600,000 from the Hong Kong Mortgage Corporation Limited under the SME Financing Guarantee Scheme. Interest is charged at 1.75% above Bank’s Best Lending rate per annum for HK$ drawings and charged at 4% above London Interbank Offered Rate per annum for U.S. dollar drawings.

At the year end, the outstanding bank loans under this facility totaled $1,501,547 (2020: $1,322,171).

(b)	At the year end date, the Group’s Hong Kong subsidiary held a clean import loan facility of HK$73,500,000 from a Hong Kong financial institution with maximum tenor of 120-150 days. The facility is secured by an unlimited personal guarantee from the director, unlimited cross-corporate guarantees from the Group, the Group’s UK and US subsidiaries and life insurance contracts under HSBC Jade Global Generations Universal Life Insurance plan with total insured amount of $7,600,000. Interest is charge at 1.75% above Bank’s Best Lending rate per annum for HK$ drawings and charged at 4% above London Interbank Offered Rate per annum for U.S. dollars drawings.

At the year end, the outstanding bank loans under this facility totaled $5,927,641 (2020: $6,110,516).

(c)	At the year end date, the Group’s Hong Kong subsidiary held a clean import loan facility of US$3,500,000 from a Hong Kong financial institution with maximum tenor of 120 days. The facility is secured by a pledged deposit not less than 14% of the aggregate outstanding bank loans under this facility, an unlimited personal guarantee from the director and unlimited cross-corporate guarantees from the Group, the Group’s UK and US subsidiaries. Interest is charged at 2.5% above London Interbank Offered Rate per annum.

At the year end, the outstanding bank loans under this facility totaled $479,808 (2020: $1,912,433).

(d)	At the year end date, the Group’s Hong Kong subsidiary held an import loan facility of HK$6,000,000 from a Hong Kong financial institution with maximum tenor of 120-150 days. The facility is secured by a personal guarantee from the director to the extent of HK$6,000,000 and a guarantee from the Hong Kong Mortgage Corporation Limited under the SME Financing Guarantee Scheme. Interest is charged at 1.75% above Bank’s Best Lending rate per annum for HK$ drawings and charged at 4% above London Interbank Offered Rate per annum for U.S. dollar drawings.

At the year end, the outstanding bank loans under this facility totaled $612,853 (2020: $747,898).

(e)	At the year end date, the Group’s UK subsidiary held an import line facility of US$1,800,000 from a UK financial institution with maximum tenor of 120 days. The facility is secured by a debenture comprising fixed and floating charges over all assets of the Group’s UK subsidiary, bank deposit of GBP100,000, unlimited cross- corporate guarantee from the Group’s US subsidiary, a personal guarantee from the director to the extent of GBP1,200,000 and legal charges over one personal freehold property belonging to the Group’s beneficial shareholders. Interest is charged at 3.75% above the financial institution’s Sterling Base Rate (or relevant currency’s base rate for non-GBP loans).

At the year end, no outstanding bank loans under this facility (2020: $1,312,901).

F-30

(f)	At the year end date, the Group’s Hong Kong subsidiary held a loan of US$810,716 from a Hong Kong financial institution to finance the payment of insurance premium of the life insurance contract of a director of the Group. Interest is charged at one- month London Interbank Offered Rate plus 1% per annum payable monthly in arrears and the loan will mature in September 2023.

At the year end, the outstanding loan amounted to $472,931 (2020: $743,120).

(g)	At the year end date, the Group’s Hong Kong subsidiary held a term loan of HK$4,000,000 from a Hong Kong financial institution. The loan is secured by a personal guarantee from director to the extent of $3,600,000 and a guarantee from HKMC Insurance Limited under SME Financing Guarantee Scheme. Interest is charged at 2.75% per annum payable monthly in arrears and the principal will be repaid monthly in arrears commencing 12 months after the first drawdown date and the loan will mature in May 2023.

At the year end, the outstanding loan amounted to $406,113 (2020: $515,976).

(h)	Current liabilities include bank loans of $879,044 (2020: $1,259,096) that are not scheduled to be repaid within one year. They are classified as current liabilities as the related loan agreements contain a clause that provides the lenders with an unconditional right to demand repayment at any time at its own discretion. The portion of these bank loans due for repayment after one year which contain a repayment on demand clause and classified as a current liability is not expected to be settled within one year.

(i)	In May 2020, the Group’s US subsidiary acquired a loan of $76,666 from a U.S. financial institution bearing interest at 1% per annum payable monthly in arrears commencing in October 2021 and will mature in May 2022. The loan was issued by the Small Business Administration (SBM) under the Paycheck Protection Program, under the Coronavirus Aid, Relief, and Economic Security (CARSS) Act, which is secured by a guarantee from the U.S. federal government.

As at December 31, 2020, the outstanding bank loan amounted to $76,662. The loan was eligible for forgiveness and recognized as government grant during the year.

Note 6 – Income Tax Expenses

Provision/ (benefit) for Income taxes consists of the following during the year ended December 31:

	2021	2020
Current:
Federal	$220,454	$172,097
Foreign	48,538	101,856
Total Current	268,992	273,953
Deferred:
Federal	(8,870)	55,299
Foreign	(115,067)	(23,923)
Total Deferred	(123,937)	31,376
Total Income Tax Expenses	$145,055	$305,329

F-31

Deferred Income Taxes

Components of the Group’s deferred tax asset include the following:

	2021	2020
Deferred tax assets on:
Accelerated tax depreciation in fixed asset	$70,238	$11,372
Defined benefit obligations	47,707	48,701
Unrealized exchange difference on foreign currency translations	112	5,054
Inventory valuation and other assets	39,860	30,985
Tax loss	42,563	–
Total deferred tax assets	$200,480	$96,112

Note 7 – Stock Based Compensation

Employee Share Acquisition Plan

In March 2021, the Group implemented a new Employee Share Acquisition Plan (the “ESAP”) to incentive the Group’s employees with the grant of a bonus. The ESAP Rules has been approved from the Board during the year. The maximum number of shares that could be transferred or issued, and the maximum funding for additional shares be approved by the Board from time to time. The fair market value defined in the ESAP Rules for the ESAP awards until the approval of a new fair market value by the Board. Eligible employees may use to apply for acquiring the granted shares in Nixplay Cayman, Nixplay Cayman will fund an extra 1 share for each share. The award shares are awarded from new shares issuance, which is an equity-settled share-based compensation.

During the year, Nixplay Cayman has issued 60,295 shares under ESAP for the share awards granted.

Share options Scheme

The Group operates a Share Option Scheme (the “Scheme”) to incentivize its employees, the vesting condition being that the individual remains an employee of the Group over a 3 to 5-year period from the date of grant. The maximum term of the options granted is 15 years from the date of offer. The exercise price of the options granted is set as nominal value of the Nixplay Cayman’s shares on the date of the offer. The Scheme is deemed to be an equity-settled share-based remuneration scheme for employees. Certain employees of the Group are eligible to participate in the Scheme.

The following share options were outstanding under the Scheme during the year:

	Weighted average grant date fair value	Number of options	Weighted average grant date fair value	Number of options
	2021	2021	2020	2020
Outstanding at beginning of the year	$2.4446	1,066,923	$2.4474	1,074,636
Granted during the year	2.1632	206,191	–	–
Forfeited during the year	–	–	2.8344	(7,713)
Outstanding at the end of the year	$2.3991	1,273,114	$2.4446	1,066,923

F-32

The fair value of equity-settled share options granted to certain employees of the Group for the year ended December 31, 2021 was estimated as at the date of grant, using the Hull-White Binomial model, taking into account the terms and conditions upon which the options were granted. The following table lists the inputs to the model used:

December 31, 2021
Fair value at grant date	$2.1632
Exercise price	$0.01
Weighted average contractual life	15 years
Expected volatility	52.4%
Expected dividend rate	0%
Risk-free-interest rate	1.982%

The volatility assumption is based on a statistical analysis of 3 comparable companies working in a similar industry over the last 15 years.

For the year ended December 31, 2021 and 2020, the Group recognized a share-based payment expense of $211,277 and $113,464 for the stock options granted respectively.

Note 8 – Related Party Transactions

During the year ended December 31, 2021 and 2020, the Group entered into the following transactions with related parties:

Related party	Type of Transaction	Transaction amount
		2021	2020
Non-executive directors	Directors’ fee	$80,088	$32,657
	Equity-settled share-based compensation expenses	34,631	–
Directors	Directors’ salaries	$569,644	$683,708
	Equity-settled share-based compensation expenses	8,842	62,481
	Loan interest expenses	49,924	48,039
Related parties	Loan interest expenses	$41,690	$28,149
Non-controlling interests	Loan interest expenses	$274,665	$293,706

Note 9 – Subsequent Events

Management has evaluated subsequent events through September 28, 2022, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements apart from the group restructure disclosed in Note 1.

F-33

PART III

INDEX TO EXHIBITS

1.1*	Posting Agreement with StartEngine Primary
2.1*	Certificate of Incorporation
2.2*	Form of Amended and Restated Certificate of Incorporation
2.3*	Bylaws
3.1*	Form of Common Stock Investors’ Rights Agreement
4.1*	Form of Subscription Agreement
6.1*	Services Agreement between Creedon Technologies USA, LLC dated September 1, 2022
6.2*	Bank Loan between Creedon Technologies HK Limited and HSBC HK #1
6.3*	Bank Loan between Creedon Technologies HK Limited and HSBC HK #2
6.4*	Bank Loan between Creedon Technologies HK Limited and Standard Chartered Bank #1
6.5*	Bank Loan between Creedon Technologies HK Limited and HSBC HK #3
6.6*	Universal Life Insurance Loan between Creedon Technologies HK Limited and HSBC HK #2
6.7*	Loan Agreement between Creedon Technologies HK Limited and Mark Palfreeman #1
6.8*	Loan Agreement between Creedon Technologies HK Limited and Mark Palfreeman #2
6.9*	Loan Agreement between Creedon Technologies HK Limited and Mark Palfreeman #3
6.10*	Loan Agreement between Creedon Technologies HK Limited and Clare Palfreeman #1
6.11*	Loan Agreement between Creedon Technologies HK Limited and Clare Palfreeman #2
6.12*	Loan Agreement between Creedon Technologies HK Limited and Julie Palfreeman
6.13*	Form of Loan Agreement between the Company and various officers, directors, and shareholders of subsidiaries of the Company
7.1*	Share Sale and Purchase Agreement dated September 11, 2022 between Solon and the Company†
8.1*	Escrow Agreement between the Company, StartEngine Primary LLC and The Bryn Mawr Trust Company of Delaware.
11	Auditor’s Consent
12	Opinion of CrowdCheck Law LLP
13.1*	Testing the Waters Materials
13.2*	Testing the Waters Materials

______________________

*Previously filed

**To be filed by amendment

† Portions of the exhibit have been omitted

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on March 1, 2023.

Nixplay, Inc.

By: /s/ Mark Palfreeman

Name: Mark Palfreeman

Title: Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mark Palfreeman

Mark Palfreeman, Chief Executive Officer, principal executive officer, and Director

Date: March 1, 2023

/s/ Benoit Le Berre
Benoit Le Berre, principal financial officer and principal accounting officer
Date: March 1, 2023

/s/ Philippe Tartavull
Philippe Tartavull, Director
Date: March 1, 2023

III-2